Exhibit 99.1

i

Independent Auditors’ Report

The Board of Directors and Shareholders
Celanese Corporation:

We have audited the accompanying consolidated balance sheets of Celanese Corporation and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Celanese Corporation and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 15 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board (“FASB”) Staff Position No. 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets (included in FASB Accounting Standards Codification (“ASC”) Subtopic 715-20, Defined Benefit Plans), during the year ended December 31, 2009.

As discussed in Note 23 to the consolidated financial statements, the Company adopted FASB Statement of Financial Accounting Standards No. 157, Fair Value Measurements (included in FASB ASC Subtopic 820-10, Fair Value Measurements and Disclosures), during the year ended December 31, 2008.

As discussed in Note 19 to the consolidated financial statements, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (included in FASB ASC Subtopic 740-10, Income Taxes), during the year ended December 31, 2007.

/s/ KPMG LLP

Dallas, Texas
February 12, 2010, except as to Note 31
which is as of September 15, 2010

CELANESE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2009	2008	2007
	As Adjusted (Note 31)
	(In $ millions, except for share and per share data)

Net sales	5,082	6,823	6,444
Cost of sales	(4,079)	(5,567)	(4,999)

Gross profit	1,003	1,256	1,445
Selling, general and administrative expenses	(469)	(540)	(516)
Amortization of intangible assets (primarily customer relationships)	(77)	(76)	(72)
Research and development expenses	(75)	(80)	(73)
Other (charges) gains, net	(136)	(108)	(58)
Foreign exchange gain (loss), net	2	(4)	2
Gain (loss) on disposition of businesses and assets, net	42	(8)	20

Operating profit	290	440	748
Equity in net earnings (loss) of affiliates	99	172	150
Interest expense	(207)	(261)	(262)
Refinancing expense	-	-	(256)
Interest income	8	31	44
Dividend income — cost investments	57	48	38
Other income (expense), net	4	3	(25)

Earnings (loss) from continuing operations before tax	251	433	437
Income tax (provision) benefit	243	(63)	(110)

Earnings (loss) from continuing operations	494	370	327

Earnings (loss) from operation of discontinued operations	6	(120)	40
Gain (loss) on disposal of discontinued operations	-	6	52
Income tax (provision) benefit from discontinued operations	(2)	24	(2)

Earnings (loss) from discontinued operations	4	(90)	90

Net earnings (loss)	498	280	417
Net (earnings) loss attributable to noncontrolling interests	-	1	(1)

Net earnings (loss) attributable to Celanese Corporation	498	281	416
Cumulative preferred stock dividends	(10)	(10)	(10)

Net earnings (loss) available to common shareholders	488	271	406

Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	494	371	326
Earnings (loss) from discontinued operations	4	(90)	90

Net earnings (loss)	498	281	416

Earnings (loss) per common share – basic
Continuing operations	3.37	2.44	2.05
Discontinued operations	0.03	(0.61)	0.58

Net earnings (loss) – basic	3.40	1.83	2.63

Earnings (loss) per common share – diluted
Continuing operations	3.14	2.27	1.90
Discontinued operations	0.03	(0.55)	0.53

Net earnings (loss) – diluted	3.17	1.72	2.43

Weighted average shares – basic	143,688,749	148,350,273	154,475,020
Weighted average shares – diluted	157,115,521	163,471,873	171,227,997

See the accompanying notes to the consolidated financial statements.

CELANESE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2009	2008
	As Adjusted (Note 31)
	(In $ millions, except
	share amounts)

ASSETS
Current assets
Cash and cash equivalents	1,254	676
Trade receivables – third party and affiliates (net of allowance for doubtful accounts – 2009: $18; 2008: $25)	721	631
Non-trade receivables (net of allowance for doubtful accounts – 2009: $0; 2008: $1)	262	281
Inventories	522	577
Deferred income taxes	42	24
Marketable securities, at fair value	3	6
Assets held for sale	2	2
Other assets	50	89

Total current assets	2,856	2,286

Investments in affiliates	792	781
Property, plant and equipment (net of accumulated depreciation – 2009: $1,130; 2008: $1,051)	2,797	2,470
Deferred income taxes	484	27
Marketable securities, at fair value	80	94
Other assets	311	357
Goodwill	798	779
Intangible assets, net	294	364

Total assets	8,412	7,158

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings and current installments of long-term debt – third party and affiliates	242	233
Trade payables – third party and affiliates	649	523
Other liabilities	611	574
Deferred income taxes	33	15
Income taxes payable	72	24

Total current liabilities	1,607	1,369

Long-term debt	3,259	3,300
Deferred income taxes	137	122
Uncertain tax positions	229	218
Benefit obligations	1,288	1,167
Other liabilities	1,306	806
Commitments and contingencies
Shareholders’ equity
Preferred stock, $0.01 par value, 100,000,000 shares authorized (2009 and 2008: 9,600,000 shares issued and outstanding)	-	-
Series A common stock, $0.0001 par value, 400,000,000 shares authorized (2009: 164,995,755 shares issued and 144,394,069 outstanding; 2008: 164,107,394 shares issued and 143,505,708 outstanding)	-	-
Series B common stock, $0.0001 par value, 100,000,000 shares authorized (2009 and 2008: 0 shares issued and outstanding)	-	-
Treasury stock, at cost – (2009 and 2008: 20,601,686 shares)	(781)	(781)
Additional paid-in capital	522	495
Retained earnings	1,505	1,040
Accumulated other comprehensive income (loss), net	(660)	(580)

Total Celanese Corporation shareholders’ equity	586	174
Noncontrolling interests	-	2

Total shareholders’ equity	586	176

Total liabilities and shareholders’ equity	8,412	7,158

See the accompanying notes to the consolidated financial statements.

CELANESE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

	2009		2008		2007
	Shares		Shares		Shares
	Outstanding	Amount	Outstanding	Amount	Outstanding	Amount
	As Adjusted (Note 31)
	(In $ millions, except share data)

Preferred stock
Balance as of the beginning of the period	9,600,000	-	9,600,000	-	9,600,000	-
Issuance of preferred stock	-	-	-	-	-	-

Balance as of the end of the period	9,600,000	-	9,600,000	-	9,600,000	-

Series A common stock
Balance as of the beginning of the period	143,505,708	-	152,102,801	-	158,668,666	-
Issuance of Series A common stock	-	-	-	-	7,400	-
Stock option exercises	806,580	-	1,056,368	-	4,265,221	-
Purchases of treasury stock	-	-	(9,763,200)	-	(10,838,486)	-
Stock awards	81,781	-	109,739	-	-	-

Balance as of the end of the period	144,394,069	-	143,505,708	-	152,102,801	-

Treasury stock
Balance as of the beginning of the period	20,601,686	(781)	10,838,486	(403)	-	-
Purchases of treasury stock, including related fees	-	-	9,763,200	(378)	10,838,486	(403)

Balance as of the end of the period	20,601,686	(781)	20,601,686	(781)	10,838,486	(403)

Additional paid-in capital
Balance as of the beginning of the period		495		469		362
Indemnification of demerger liability		-		2		4
Stock-based compensation, net of tax		13		15		15
Stock option exercises, net of tax		14		9		88

Balance as of the end of the period		522		495		469

Retained earnings
Balance as of the beginning of the period		1,040		793		398
Net earnings (loss) attributable to Celanese Corporation		498		281		416
Series A common stock dividends		(23)		(24)		(25)
Preferred stock dividends		(10)		(10)		(10)
Adoption of ASC 740(1)		-		-		14

Balance as of the end of the period		1,505		1,040		793

Accumulated other comprehensive income (loss), net
Balance as of the beginning of the period		(580)		196		30
Unrealized gain (loss) on securities		(3)		(23)		17
Foreign currency translation		5		(130)		70
Unrealized gain (loss) on interest rate swaps		15		(79)		(41)
Pension and postretirement benefits		(97)		(544)		120

Balance as of the end of the period		(660)		(580)		196

Total Celanese Corporation shareholders’ equity		586		174		1,055

Noncontrolling interests
Balance as of the beginning of the period		2		5		74
Purchase of remaining noncontrolling interests		-		-		(70)
Divestiture of noncontrolling interests		(2)		(2)		-
Net earnings (loss) attributable to noncontrolling interests		-		(1)		1

Balance as of the end of the period		-		2		5

Total shareholders’ equity		586		176		1,060

(1)	Adoption of ASC 740, Income Taxes related to uncertain tax positions (Note 19).

CELANESE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

	2009		2008		2007
	Shares		Shares		Shares
	Outstanding	Amount	Outstanding	Amount	Outstanding	Amount
	As Adjusted (Note 31)
	(In $ millions, except share data)

Comprehensive income (loss)
Net earnings (loss)		498		280		417
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on securities		(3)		(23)		17
Foreign currency translation		5		(130)		70
Unrealized gain (loss) on interest rate swaps		15		(79)		(41)
Pension and postretirement benefits		(97)		(544)		120

Total comprehensive income (loss), net of tax		418		(496)		583

Comprehensive (income) loss attributable to noncontrolling interests		-		1		(1)

Comprehensive income (loss) attributable to Celanese Corporation		418		(495)		582

See the accompanying notes to the consolidated financial statements.

CELANESE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009	2008	2007
	As Adjusted (Note 31)
	(In $ millions)

Operating activities
Net earnings (loss)	498	280	417
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Other charges (gains), net of amounts used	73	111	30
Depreciation, amortization and accretion	319	360	311
Deferred income taxes, net	(402)	(69)	23
(Gain) loss on disposition of businesses and assets, net	(40)	1	(74)
Refinancing expense	-	-	256
Other, net	12	37	8
Operating cash provided by (used in) discontinued operations	(2)	3	(84)
Changes in operating assets and liabilities:
Trade receivables — third party and affiliates, net	(79)	339	(69)
Inventories	30	21	(27)
Other assets	9	53	66
Trade payables — third party and affiliates	104	(265)	(11)
Other liabilities	74	(285)	(280)

Net cash provided by operating activities	596	586	566
Investing activities
Capital expenditures on property, plant and equipment	(176)	(274)	(288)
Acquisitions, net of cash acquired	(9)	-	(269)
Proceeds from sale of businesses and assets, net	171	9	715
Deferred proceeds on Ticona Kelsterbach plant relocation	412	311	-
Capital expenditures related to Ticona Kelsterbach plant relocation	(351)	(185)	(21)
Proceeds from sale of marketable securities	15	202	69
Purchases of marketable securities	-	(91)	(59)
Changes in restricted cash	-	-	46
Settlement of cross currency swap agreements	-	(93)	-
Other, net	(31)	(80)	(50)

Net cash provided by (used in) investing activities	31	(201)	143
Financing activities
Short-term borrowings (repayments), net	(9)	(64)	30
Proceeds from long-term debt	-	13	2,904
Repayments of long-term debt	(80)	(47)	(3,053)
Refinancing costs	(3)	-	(240)
Purchases of treasury stock, including related fees	-	(378)	(403)
Stock option exercises	14	18	69
Series A common stock dividends	(23)	(24)	(25)
Preferred stock dividends	(10)	(10)	(10)
Other, net	(1)	(7)	14

Net cash used in financing activities	(112)	(499)	(714)
Exchange rate effects on cash and cash equivalents	63	(35)	39

Net increase (decrease) in cash and cash equivalents	578	(149)	34
Cash and cash equivalents at beginning of period	676	825	791

Cash and cash equivalents at end of period	1,254	676	825

See the accompanying notes to the consolidated financial statements.

CELANESE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of the Company and Basis of Presentation

Celanese Corporation and its subsidiaries (collectively the “Company”) is a leading global integrated chemical and advanced materials company. The Company’s business involves processing chemical raw materials, such as methanol, carbon monoxide and ethylene, and natural products, including wood pulp, into value-added chemicals, thermoplastic polymers and other chemical-based products.

Definitions

The term “Celanese” refers to Celanese Corporation, a Delaware corporation, and not its subsidiaries. The term “Celanese US” refers to the Company’s subsidiary, Celanese US Holdings LLC, a Delaware limited liability company, formerly known as BCP Crystal US Holdings Corp., a Delaware corporation, and not its subsidiaries. The term “Purchaser” refers to the Company’s subsidiary, BCP Holdings GmbH (successor by merger to Celanese Europe Holding GmbH & Co. KG), and not its subsidiaries, except where otherwise indicated. The term “Original Shareholders” refers, collectively, to Blackstone Capital Partners (Cayman) Ltd. 1, Blackstone Capital Partners (Cayman) Ltd. 2, Blackstone Capital Partners (Cayman) Ltd. 3 and BA Capital Investors Sidecar Fund, L.P. The term “Advisor” refers to Blackstone Management Partners, an affiliate of The Blackstone Group.

Basis of Presentation

The consolidated financial statements contained herein were prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for all periods presented. The consolidated financial statements and other financial information included herein, unless otherwise specified, have been presented to separately show the effects of discontinued operations.

In the ordinary course of the business, the Company enters into contracts and agreements relative to a number of topics, including acquisitions, dispositions, joint ventures, supply agreements, product sales and other arrangements. The Company endeavors to describe those contracts or agreements that are material to its business, results of operations or financial position. The Company may also describe some arrangements that are not material but which the Company believes investors may have an interest in or which may have been subject to a Form 8-K filing. Investors should not assume the Company has described all contracts and agreements relative to the Company’s business in these financial statements.

2.	Summary of Accounting Policies

• Consolidation principles

The consolidated financial statements have been prepared in accordance with US GAAP for all periods presented and include the accounts of the Company and its majority owned subsidiaries over which the Company exercises control. All significant intercompany accounts and transactions have been eliminated in consolidation.

• Estimates and assumptions

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues, expenses and allocated charges during the reporting period. Significant estimates pertain to impairments of goodwill, intangible assets and other long-lived assets, purchase price allocations, restructuring costs and other (charges) gains, net, income taxes, pension and other postretirement benefits, asset retirement obligations, environmental liabilities and loss contingencies, among others. Actual results could differ from those estimates.

• Cash and cash equivalents

All highly liquid investments with original maturities of three months or less are considered cash equivalents.

• Inventories

Inventories, including stores and supplies, are stated at the lower of cost or market. Cost for inventories is determined using the first-in, first-out (“FIFO”) method. Cost includes raw materials, direct labor and manufacturing overhead. Cost for stores and supplies is primarily determined by the average cost method.

• Investments in marketable securities

The Company classifies its investments in debt and equity securities as “available-for-sale” and reports those investments at their fair market values in the consolidated balance sheets as Marketable Securities, at fair value. Unrealized gains or losses, net of the related tax effect on available-for-sale securities, are excluded from earnings and are reported as a component of Accumulated other comprehensive income (loss), net until realized. The cost of securities sold is determined by using the specific identification method.

A decline in the market value of any available-for-sale security below cost that is deemed to be other-than-temporary results in a reduction in the carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year end and forecasted performance of the investee.

• Investments in affiliates

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“FASB ASC”) Topic 323, Investments – Equity Method and Joint Ventures, stipulates that the equity method should be used to account for investments whereby an investor has “the ability to exercise significant influence over operating and financial policies of an investee”, but does not exercise control. FASB ASC Topic 323 generally considers an investor to have the ability to exercise significant influence when it owns 20% or more of the voting stock of an investee. FASB ASC Topic 323 lists circumstances under which, despite 20% ownership, an investor may not be able to exercise significant influence. Certain investments where the Company owns greater than a 20% ownership and cannot exercise significant influence or control are accounted for under the cost method (Note 8).

The Company assesses the recoverability of the carrying value of its investments whenever events or changes in circumstances indicate a loss in value that is other than a temporary decline. A loss in value of an equity-method or cost-method investment which is other than a temporary decline will be recognized as the difference between the carrying amount of the investment and its fair value.

The Company’s estimates of fair value are determined based on a discounted cash flow model. The Company periodically engages third-party valuation consultants to assist with this process.

• Property, plant and equipment, net

Land is recorded at historical cost. Buildings, machinery and equipment, including capitalized interest, and property under capital lease agreements, are recorded at cost less accumulated depreciation. The Company records depreciation and amortization in its consolidated statements of operations as either Cost of sales or Selling, general and administrative expenses consistent with the utilization of the underlying assets. Depreciation is calculated on a straight-line basis over the following estimated useful lives of depreciable assets:

Land Improvements	20 years
Buildings and improvements	30 years
Machinery and Equipment	20 years

Leasehold improvements are amortized over ten years or the remaining life of the respective lease, whichever is shorter.

Accelerated depreciation is recorded when the estimated useful life is shortened. Ordinary repair and maintenance costs, including costs for planned maintenance turnarounds, that do not extend the useful life of the asset are charged to earnings as incurred. Fully depreciated assets are retained in property and depreciation accounts until sold or otherwise disposed. In the case of disposals, assets and related depreciation are removed from the accounts, and the net amounts, less proceeds from disposal, are included in earnings.

The Company also leases property, plant and equipment under operating and capital leases. Rent expense for operating leases, which may have escalating rentals or rent holidays over the term of the lease, is recorded on a straight-line basis over the lease term. Amortization of capital lease assets is included as a component of depreciation expense.

Assets acquired in business combinations are recorded at their fair values and depreciated over the assets’ remaining useful lives or the Company’s policy lives, whichever is shorter.

The Company assesses the recoverability of the carrying amount of its property, plant and equipment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. An impairment loss would be assessed when estimated undiscounted future cash flows from the operation and disposition of the asset group are less than the carrying amount of the asset group. Asset groups have identifiable cash flows and are largely independent of other asset groups. Measurement of an impairment loss is based on the excess of the carrying amount of the asset group over its fair value. Fair value is measured using discounted cash flows or independent appraisals, as appropriate. Impairment losses are recorded in depreciation expense or Other (charges) gains, net depending on the facts and circumstances.

• Goodwill and other intangible assets

Trademarks and trade names, customer-related intangible assets and other intangibles with finite lives are amortized on a straight-line basis over their estimated useful lives. The excess of the purchase price over fair value of net identifiable assets and liabilities of an acquired business (“goodwill”) and other indefinite-lived intangible assets are not amortized, but rather tested for impairment, at least annually. The Company tests for goodwill and indefinite-lived intangible asset impairment during the third quarter of its fiscal year using June 30 balances.

The Company assesses the recoverability of the carrying value of goodwill at least annually or whenever events or changes in circumstances indicate that the carrying amount of the goodwill of a reporting unit may not be fully recoverable. Recoverability is measured at the reporting unit level based on the provisions of FASB ASC Topic 350, Intangibles — Goodwill and Other. The Company’s estimates of fair value are determined based on a discounted cash flow model. The Company periodically engages third-party valuation consultants to assist with this process. Impairment losses are recorded in other operating expense or Other (charges) gains, net depending on the facts and circumstances.

The Company assesses recoverability of other indefinite-lived intangible assets at least annually or whenever events or changes in circumstances indicate that the carrying amount of the indefinite-lived intangible asset may not be fully recoverable. Recoverability is measured by a comparison of the carrying value of the indefinite-lived intangible asset over its fair value. Any excess of the carrying value of the indefinite-lived intangible asset over its fair value is recognized as an impairment loss. The Company’s estimates of fair value are determined based on a discounted cash flow model. The Company periodically engages third-party valuation consultants to assist with this process. Impairment losses are recorded in other operating expense or Other (charges) gains, net depending on the facts and circumstances.

The Company assesses the recoverability of finite-lived intangible assets in the same manner as for property, plant and equipment as described above. Impairment losses are recorded in amortization expense or Other (charges) gains, net depending on the facts and circumstances.

• Financial instruments

On January 1, 2008, the Company adopted the provisions of FASB ASC Topic 820, Fair Value Measurements and Disclosures (“FASB ASC Topic 820”) for financial assets and liabilities. On January 1, 2009, the Company applied the provisions of FASB ASC Topic 820 for non-recurring fair value measurements of non-financial assets and liabilities, such as goodwill, indefinite-lived intangible assets, property, plant and equipment and asset retirement obligations. The adoptions of FASB ASC Topic 820 did not have a material impact on the Company’s financial position, results of operations or cash flows. FASB ASC Topic 820 defines fair value, and increases disclosures surrounding fair value calculations.

The Company manages its exposures to currency exchange rates, interest rates and commodity prices through a risk management program that includes the use of derivative financial instruments (Note 22). The Company does not use derivative financial instruments for speculative trading purposes. The fair value of all derivative instruments is recorded as assets or liabilities at the balance sheet date. Changes in the fair value of these instruments are reported in income or Accumulated other comprehensive income (loss), net, depending on the use of the derivative and whether it qualifies for hedge accounting treatment under the provisions of FASB ASC Topic 815, Derivatives and Hedging (“FASB ASC Topic 815”).

Gains and losses on derivative instruments qualifying as cash flow hedges are recorded in Accumulated other comprehensive income (loss), net, to the extent the hedges are effective, until the underlying transactions are recognized in income. To the extent effective, gains and losses on derivative and non-derivative instruments used as hedges of the Company’s net investment in foreign operations are recorded in Accumulated other comprehensive income (loss), net as part of the foreign currency translation adjustment. The ineffective portions of cash flow hedges and hedges of net investment in foreign operations, if any, are recognized in income immediately. Derivative instruments not designated as hedges are marked to market at the end of each accounting period with the change in fair value recorded in income.

• Concentrations of credit risk

The Company is exposed to credit risk in the event of nonpayment by customers and counterparties. The creditworthiness of customers and counterparties is subject to continuing review, including the use of master netting agreements, where the Company deems appropriate. The Company minimizes concentrations of credit risk through its global orientation in diverse businesses with a large number of diverse customers and suppliers. In addition, credit risks arising from derivative instruments is not significant because the counterparties to these contracts are primarily major international financial institutions and, to a lesser extent, major chemical companies. Where appropriate, the Company has diversified its selection of counterparties. Generally, collateral is not required from customers and counterparties and allowances are provided for specific risks inherent in receivables.

• Deferred financing costs

The Company capitalizes direct costs incurred to obtain debt financings and amortizes these costs using a method that approximates the effective interest rate method over the terms of the related debt. Upon the extinguishment of the related debt, any unamortized capitalized debt financing costs are immediately expensed.

• Environmental liabilities

The Company manufactures and sells a diverse line of chemical products throughout the world. Accordingly, the Company’s operations are subject to various hazards incidental to the production of industrial chemicals including the use, handling, processing, storage and transportation of hazardous materials. The Company recognizes losses and accrues liabilities relating to environmental matters if available information indicates that it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Depending on the nature of the site, the Company accrues through fifteen years, unless the Company has government orders or other agreements that extend beyond fifteen years. If the event of loss is neither probable nor reasonably estimable, but is reasonably possible, the Company provides appropriate disclosure in the notes to the consolidated financial statements if the contingency is considered material. The Company estimates environmental liabilities on a case-by-case basis using the most current status of available facts, existing technology, presently enacted laws and regulations and prior experience in remediation of contaminated sites. Recoveries of environmental costs from other parties are recorded as assets when their receipt is deemed probable.

An environmental reserve related to cleanup of a contaminated site might include, for example, a provision for one or more of the following types of costs: site investigation and testing costs, cleanup costs, costs related to soil and water contamination resulting from tank ruptures and post-remediation monitoring costs. These reserves do not take into account any claims or recoveries from insurance. There are no pending insurance claims for any environmental liability that are expected to be material. The measurement of environmental liabilities is based on the Company’s periodic estimate of what it will cost to perform each of the elements of the remediation effort. The Company utilizes third parties to assist in the management and development of cost estimates for its sites. Changes to environmental regulations or other factors affecting environmental liabilities are reflected in the consolidated financial statements in the period in which they occur (Note 16).

• Legal fees

The Company accrues for legal fees related to loss contingency matters when the costs associated with defending these matters can be reasonably estimated and are probable of occurring. All other legal fees are expensed as incurred.

• Revenue recognition

The Company recognizes revenue when title and risk of loss have been transferred to the customer, generally at the time of shipment of products, and provided that four basic criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectibility is reasonably assured. Should changes in conditions cause the Company to determine revenue recognition criteria are not met for certain transactions, revenue recognition would be delayed until such time that the transactions become realizable and fully earned. Payments received in advance of meeting the above revenue recognition criteria are recorded as deferred revenue.

• Research and development

The costs of research and development are charged as an expense in the period in which they are incurred.

• Insurance loss reserves

The Company has two wholly owned insurance companies (the “Captives”) that are used as a form of self insurance for property, liability and workers compensation risks. One of the Captives also insures certain third-party risks. The liabilities recorded by the Captives relate to the estimated risk of loss which is based on management estimates and actuarial valuations, and unearned premiums, which represent the portion of the third-party premiums written applicable to the unexpired terms of the policies in-force. Liabilities are recognized for known claims when sufficient information has been developed to indicate involvement of a specific policy and the Company can reasonably estimate its liability. In addition, liabilities have been established to cover additional exposure on both known and unasserted claims. Estimates of the liabilities are reviewed and updated regularly. It is possible that actual results could differ significantly from the recorded liabilities. Premiums written are recognized as revenue based on the terms of the policies. Capitalization of the Captives is determined by regulatory guidelines.

• Reinsurance receivables

The Captives enter into reinsurance arrangements to reduce their risk of loss. The reinsurance arrangements do not relieve the Captives from their obligations to policyholders. Failure of the reinsurers to honor their obligations could result in losses to the Captives. The Captives evaluate the financial condition of their reinsurers and monitor concentrations of credit risk to minimize their exposure to significant losses from reinsurer insolvencies and to establish allowances for amounts deemed non-collectible.

• Income taxes

The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and net operating loss and tax credit carry forwards. The amount of deferred taxes on these temporary differences is determined using the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, as applicable, based on tax rates and laws in the respective tax jurisdiction enacted as of the balance sheet date.

The Company reviews its deferred tax assets for recoverability and establishes a valuation allowance based on historical taxable income, projected future taxable income, applicable tax strategies, and the expected timing of the reversals of existing temporary differences. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. Tax positions are recognized only when it is more likely than not (likelihood of greater than 50%), based on technical merits, that the positions will be sustained upon examination. Tax positions that meet the more-likely-than-not threshold are measured using a probability weighted approach as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. Whether the more-likely-than-not recognition threshold is met for a tax position is a matter of judgment based on the individual facts and circumstances of that position evaluated in light of all available evidence.

• Noncontrolling interests

Noncontrolling interests in the equity and results of operations of the entities consolidated by the Company are shown as a separate line item in the consolidated financial statements. The entities included in the consolidated financial statements that have noncontrolling interests are as follows:

	Ownership Percentage
	as of December 31,
	2009	2008

Celanese Polisinteza d.o.o.	76%	76%
Synthesegasanlage Ruhr GmbH	50%	50%

In December 2009, the Company paid a liquidating dividend related to its ownership in Synthesegasanlage Ruhr GmbH in the amount of €1 million. The Company is currently liquidating its ownership in Synthesegasanlage Ruhr GmbH.

• Accounting for purchasing agent agreements

A subsidiary of the Company acts as a purchasing agent on behalf of the Company, as well as third parties. The entity arranges sale and purchase agreements for raw materials on a commission basis. Accordingly, the commissions earned on these third-party sales are classified as a reduction to Selling, general and administrative expenses.

• Functional and reporting currencies

For the Company’s international operations where the functional currency is other than the US dollar, assets and liabilities are translated using period-end exchange rates, while the statement of operations amounts are translated using the average exchange rates for the respective period. Differences arising from the translation of assets and liabilities in comparison with the translation of the previous periods or from initial recognition during the period are included as a separate component of Accumulated other comprehensive income (loss), net.

• Reclassifications

The Company has reclassified certain prior period amounts to conform to the current year presentation.

3.	Recent Accounting Pronouncements

In February 2010, the FASB issued FASB Accounting Standards Update 2010-09, Subsequent Events: Amendments to Certain Recognition and Disclosure Requirements (“ASU 2010-09”), which amends FASB ASC Topic 855, Subsequent Events. The update provides that US Securities and Exchange Commission (“SEC”) filers, as defined in ASU 2010-09, are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. The update also requires SEC filers to continue to evaluate subsequent events through the date the financial statements are issued rather than the date the financial statements are available to be issued. The Company adopted ASU 2010-09 upon issuance. This update had no impact on the Company’s financial position, results of operations or cash flows.

In January 2010, the FASB issued FASB Accounting Standards Update 2010-06, Fair Value Measurements and Disclosures: Improving Disclosures about Fair Value Measurements (“ASU 2010-06”), which amends FASB ASC Topic 820-10, Fair Value Measurements and Disclosures. The update provides additional disclosures for transfers in and out of Levels 1 and 2 and for activity in Level 3 and clarifies certain other existing disclosure requirements. The Company adopted ASU 2010-06 beginning January 15, 2010. This update had no impact on the Company’s financial position, results of operations or cash flows.

In January 2010, the FASB issued FASB Accounting Standards Update 2010-02, Accounting and Reporting for Decreases in Ownership of a Subsidiary — A Scope Clarification (“ASU 2010-02”), which amends FASB ASC Topic 820-10 (“FASB ASC Topic 820-10”). The update addresses implementation issues related to changes in ownership provisions in the FASB ASC 820-10. The Company adopted ASU 2010-02 on December 31, 2009. This update had no impact on the Company’s financial position, results of operations or cash flows.

In August 2009, the FASB issued FASB Accounting Standards Update 2009-05, Fair Value Measurements and Disclosures (“ASU 2009-05”), which amends FASB ASC Topic 820-10 (“FASB ASC Topic 820-10”). The update provides clarification on the techniques for measurement of fair value required of a reporting entity when a quoted price in an active market for an identical liability is not available. The Company adopted ASU 2009-05 beginning September 30, 2009. This update had no impact on the Company’s financial position, results of operations or cash flows.

In June 2009, the FASB issued Statement of Financial Accounting Standards (“SFAS”) 168, The FASB Accounting Standards Codificationtm and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FAS 162 (“SFAS 168”), which created FASB ASC Topic 105-10 (“FASB ASC Topic 105-10”). FASB ASC Topic 105-10 identifies the sources of accounting principles and the framework for selecting principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with US GAAP (the GAAP hierarchy). The Company adopted FASB ASC Topic 105-10 beginning September 30, 2009. This standard had no impact on the Company’s financial position, results of operations or cash flows.

In May 2009, the FASB issued SFAS 165, Subsequent Events (“SFAS 165”), codified in FASB ASC Topic 855-10, which establishes accounting and disclosure standards for events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It defines financial statements as available to be issued, requiring the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, whether it be the date the financial statements were issued or the date they were available to be issued. The Company adopted SFAS 165 upon issuance. This standard had no impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued FASB Staff Position (“FSP”) SFAS 115-2 and SFAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (“FSP SFAS 115-2 and SFAS 124-2”), which is codified in FASB ASC Topic 320-10. FSP SFAS 115-2 and SFAS 124-2 provides guidance to determine whether the holder of an investment in a debt security for which changes in fair value are not regularly recognized in earnings should recognize a loss in earnings when the investment is impaired. This FSP also improves the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the consolidated financial statements. The Company adopted FSP SFAS 115-2 and SFAS 124-2 beginning April 1, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP SFAS 107-1 and Accounting Principles Board (“APB”) Opinion APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP SFAS 107-1 and APB 28-1”). FSP SFAS 107-1 and APB 28-1, which is codified in FASB ASC Topic 825-10-50, require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. The Company adopted FSP SFAS 107-1 and APB 28-1 beginning April 1, 2009. This FSP had no impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP SFAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are

Not Orderly (“FSP SFAS 157-4”). FSP SFAS 157-4, which is codified in FASB ASC Topics 820-10-35-51 and 820-10-50-2, provides additional guidance for estimating fair value and emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. The Company adopted FSP SFAS 157-4 beginning April 1, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP SFAS 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies (“FSP SFAS 141(R)-1”). FSP SFAS 141(R)-1, which is codified in FASB ASC Topic 805, Business Combinations, addresses application issues related to the measurement, accounting and disclosure of assets and liabilities arising from contingencies in a business combination. The Company adopted FSP SFAS 141(R)-1 upon issuance. This FSP had no impact on the Company’s financial position, results of operations or cash flows.

In December 2008, the FASB issued FSP SFAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets (“FSP SFAS 132(R)-1”), which is codified in FASB ASC Topic 715-20-50. FSP SFAS 132(R)-1 requires enhanced disclosures about the plan assets of a Company’s defined benefit pension and other postretirement plans intended to provide financial statement users with a greater understanding of: 1) how investment allocation decisions are made; 2) the major categories of plan assets; 3) the inputs and valuation techniques used to measure the fair value of plan assets; 4) the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period; and 5) significant concentrations of risk within plan assets. The Company adopted FSP SFAS 132(R)-1 on January 1, 2009. This FSP had no impact on the Company’s financial position, results of operations or cash flows.

4.	Acquisitions, Ventures, Divestitures, Asset Sales and Plant Closures

Acquisitions

In December 2009, the Company acquired the business and assets of FACT GmbH (Future Advanced Composites Technology) (“FACT”), a German company, for a purchase price of €5 million ($7 million). FACT is in the business of developing, producing and marketing long fiber reinforced thermoplastics. As part of the acquisition, the Company has entered into a ten year lease agreement with the seller for the property and buildings on which the FACT business is located with the option to purchase the property at various times throughout the lease. The acquired business is included in the Advanced Engineered Materials segment.

In January 2007, the Company acquired the cellulose acetate flake, tow and film business of Acetate Products Limited (“APL”), a subsidiary of Corsadi B.V. The purchase price for the transaction was approximately £57 million ($112 million), in addition to direct acquisition costs of approximately £4 million ($7 million). As contemplated prior to the closing of the acquisition, the Company closed the acquired tow production plant at Little Heath, United Kingdom in September 2007. In accordance with the Company’s sponsor services agreement dated January 26, 2005, as amended, the Company paid the Advisor $1 million in connection with the acquisition. The acquired business is included in the Company’s Consumer Specialties segment.

Ventures

In March 2007, the Company entered into a strategic partnership with Accsys Technologies PLC (“Accsys”), and its subsidiary, Titan Wood, to become the exclusive supplier of acetyl products to Titan Wood’s technology licensees for use in wood acetylation. In connection with this partnership, in May 2007, the Company acquired 8,115,883 shares of Accsys’ common stock representing approximately 5.45% of the total voting shares of Accsys for €22 million ($30 million). The investment was treated as an available-for-sale security and was included in Marketable securities, at fair value, on the Company’s consolidated balance sheets. On November 20, 2007, the Company and Accsys announced that they agreed to amend their business arrangements so that each company would have a nonexclusive “at-will” trading and supply relationship to give both companies greater flexibility. As part of this amendment, the Company subsequently sold all of its shares of Accsys stock for approximately €20 million ($30 million), which resulted in a cumulative loss of $3 million.

Divestitures

In July 2009, the Company completed the sale of its polyvinyl alcohol (“PVOH”) business to Sekisui Chemical Co., Ltd. (“Sekisui”) for a net cash purchase price of $168 million, resulting in a gain on disposition of $34 million. The net cash purchase price excludes the accounts receivable and payable retained by the Company. The transaction includes long-term supply agreements between Sekisui and the Company and therefore, does not qualify for treatment as a discontinued operation. The PVOH business is included in the Industrial Specialties segment.

In July 2008, the Company sold its 55.46% interest in Derivados Macroquimicos S.A. de C.V. (“DEMACSA”) for proceeds of $3 million. DEMACSA produces cellulose ethers at an industrial complex in Zacapu, Michoacan, Mexico and is included in the Company’s Acetyl Intermediates segment. In June 2008, the Company recorded a long-lived asset impairment loss of $1 million to Cost of sales in the consolidated statements of operations. As a result, the proceeds from the sale approximated the carrying value of DEMACSA on the date of the sale. The Company concluded the sale of DEMACSA is not a discontinued operation due to certain forms of continuing involvement between the Company and DEMACSA subsequent to the sale.

In August 2007, the Company sold its Films business of EVA Performance Polymers (f/k/a AT Plastics), located in Edmonton and Westlock, Alberta, Canada, to British Polythene Industries PLC (“BPI”) for $12 million. The Films business manufactures products for the agricultural, horticultural and construction industries. The Company recorded a loss on the sale of $7 million during the year ended December 31, 2007. The Company maintained ownership of the Polymers business of the business formerly known as AT Plastics, which concentrates on the development and supply of specialty resins and compounds. EVA Performance Polymers is included in the Company’s Industrial Specialties segment. The Company concluded that the sale of the Films business is not a discontinued operation due to the level of continuing cash flows between the Films business and EVA Performance Polymers’ Polymers business subsequent to the sale.

In connection with the Company’s strategy to optimize its portfolio and divest non-core operations, the Company announced in December 2006 its agreement to sell its Acetyl Intermediates segment’s oxo products and derivatives businesses, including European Oxo GmbH (“EOXO”), a 50/50 venture between Celanese GmbH and Degussa AG (“Degussa”), to Advent International, for a purchase price of €480 million ($636 million) subject to final agreement adjustments and the successful exercise of the Company’s option to purchase Degussa’s 50% interest in EOXO. On February 23, 2007, the option was exercised and the Company acquired Degussa’s interest in the venture for a purchase price of €30 million ($39 million), in addition to €22 million ($29 million) paid to extinguish EOXO’s debt upon closing of the transaction. The Company completed the sale of its oxo products and derivatives businesses, including the acquired 50% interest in EOXO, on February 28, 2007. The sale included the oxo and derivatives businesses at the Oberhausen, Germany, and Bay City, Texas facilities as well as portions of its Bishop, Texas facility. Also included were EOXO’s facilities within the Oberhausen and Marl, Germany plants. The former oxo products and derivatives businesses acquired by Advent International was renamed Oxea. Taking into account agreed deductions by the buyer for pension and other employee benefits and various costs for separation activities, the Company received proceeds of approximately €443 million ($585 million) at closing. The transaction resulted in the recognition of a $47 million pre-tax gain, recorded to Gain (loss) on disposal of discontinued operations, which includes certain working capital and other adjustments, in 2007. Due to certain lease-back arrangements between the Company and the buyer and related environmental obligations of the Company, approximately $51 million of the transaction proceeds attributable to the fair value of the underlying land at Bay City ($1 million) and Oberhausen (€36 million) is included in deferred proceeds in noncurrent Other liabilities, and divested land with a book value of $14 million (€10 million at Oberhausen and $1 million at Bay City) remains in Property, plant and equipment, net in the Company’s consolidated balance sheets.

Subsequent to closing, the Company and Oxea have certain site service and product supply arrangements. The site services include, but are not limited to, administrative, utilities, health and safety, waste water treatment and maintenance activities for terms which range up to fifteen years. Product supply agreements contain initial terms of up to fifteen years. The Company has no contractual ability through these agreements or any other arrangements to significantly influence the operating or financial policies of Oxea. The Company concluded, based on the nature and limited projected magnitude of the continuing business relationship between the Company and Oxea, the divestiture of the oxo products and derivatives businesses should be accounted for as a discontinued operation.

Third-party net sales include $5 million to the divested oxo products and derivative businesses for the year ended December 31, 2007 that were eliminated upon consolidation.

In accordance with the Company’s sponsor services agreement dated January 26, 2005, as amended, the Company paid the Advisor $6 million in connection with the sale of the oxo products and derivatives businesses.

During the second quarter of 2007, the Company discontinued its Edmonton, Alberta, Canada methanol operations, which were included in the Acetyl Intermediates segment. As a result, the earnings (loss) from operations related to Edmonton methanol are accounted for as discontinued operations.

Asset Sales

In May 2008, shareholders of the Company’s Koper, Slovenia legal entity voted to approve the April 2008 decision by the Company to permanently shut down this emulsions production site. The decision to shut down the site resulted in employee severance of less than $1 million, which is included in Other (charges) gains, net, in the consolidated statements of operations during the year ended December 31, 2008. Currently, the facility is idle and the existing fixed assets, including machinery and equipment, buildings and land are being marketed for sale. The Koper, Slovenia legal entity is included in the Company’s Industrial Specialties segment.

In December 2007, the Company sold the assets at its Edmonton, Alberta, Canada facility to a real estate developer for approximately $35 million. As part of the agreement, the Company will retain certain environmental liabilities associated with the site. The Company derecognized $16 million of asset retirement obligations which were transferred to the buyer. As a result of the sale, the Company recorded a gain of $37 million for the year ended December 31, 2007, of which a gain of $34 million was recorded to Gain (loss) on disposition of businesses and assets, net in the consolidated statements of operations.

In July 2007, the Company reached an agreement with Babcock & Brown, a worldwide investment firm which specializes in real estate and utilities development, to sell the Company’s Pampa, Texas facility. The Company ceased operations at the site in December 2008. Proceeds received upon certain milestone events are treated as deferred proceeds and included in noncurrent Other liabilities in the Company’s consolidated balance sheets until the transaction is complete (expected to be in 2010), as defined in the sales agreement. These operations are included in the Company’s Acetyl Intermediates segment. During the second half of 2008, the Company determined that two of the milestone events, which are outside of the Company’s control, were unlikely to be achieved. The Company performed a discounted cash flow analysis which resulted in a $23 million long-lived asset impairment loss recorded to Other (charges) gains, net, in the consolidated statements of operations during the year ended December 31, 2008 (Note 18).

Plant Closures

In July 2009, the Company’s wholly-owned French subsidiary, Acetex Chimie, completed the consultation procedure with the workers council on its “Project of Closure” and social plan related to the Company’s Pardies, France facility pursuant to which the Company announced its formal plan to cease all manufacturing operations and associated activities by December 2009. The Company agreed with the workers council on a set of measures of assistance aimed at minimizing the effects of the plant’s closing on the Pardies workforce, including training, outplacement and severance.

As a result of the Project of Closure, the Company recorded exit costs of $89 million during the year ended December 31, 2009, which included $60 million in employee termination benefits, $17 million of contract termination costs and $12 million of long-lived asset impairment losses (see Note 18) to Other charges (gains), net, in the consolidated statements of operations. The fair value of the related held and used long-lived assets is $4 million as of December 31, 2009. In addition, the Company recorded $9 million of accelerated depreciation expense for the year ended December 31, 2009 and $8 million of environmental remediation reserves for the year ended December 31, 2009 related to the shutdown of the Company’s Pardies, France facility. The Pardies, France facility is included in the Acetyl Intermediates segment.

5.	Marketable Securities, at Fair Value

The Company’s captive insurance companies and pension-related trusts hold available-for-sale securities for capitalization and funding requirements, respectively. The Company recorded realized gains (losses) to Other income (expense), net in the consolidated statements of operations as follows:

	Years ended December 31,
	2009	2008	2007
	(In $ millions)

Realized gain on sale of securities	5	10	1
Realized loss on sale of securities	-	(10)	-

Net realized gain (loss) on sale of securities	5	-	1

The amortized cost, gross unrealized gain, gross unrealized loss and fair values for available-for-sale securities by major security type were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gain	Loss	Value
		(In $ millions)

US government debt securities	26	2	-	28
US corporate debt securities	1	-	-	1

Total debt securities	27	2	-	29
Equity securities	55	-	(3)	52
Money market deposits and other securities	2	-	-	2

As of December 31, 2009	84	2	(3)	83

US government debt securities	35	17	-	52
US corporate debt securities	3	-	-	3

Total debt securities	38	17	-	55
Equity securities	55	-	(13)	42
Money market deposits and other securities	3	-	-	3

As of December 31, 2008	96	17	(13)	100

Fixed maturities as of December 31, 2009 by contractual maturity are shown below. Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations, with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value
	(In $ millions)

Within one year	3	3
From one to five years	-	-
From six to ten years	-	-
Greater than ten years	26	28

Total	29	31

Proceeds received from fixed maturities that mature within one year are expected to be reinvested into additional securities upon such maturity.

6.	Receivables, Net

	As of
	December 31,
	2009	2008
	(In $ millions)

Trade receivables — third party and affiliates	739	656
Allowance for doubtful accounts — third party and affiliates	(18)	(25)

Trade receivables — third party and affiliates, net	721	631

Non-trade receivables
Reinsurance receivables	49	40
Income taxes receivable	64	88
Other	149	154
Allowance for doubtful accounts — other	-	(1)

Total	262	281

As of December 31, 2009 and 2008, the Company had no significant concentrations of credit risk since the Company’s customer base is dispersed across many different industries and geographies.

7.	Inventories

	As of
	December 31,
	2009	2008
	(In $ millions)

Finished goods	367	434
Work-in-process	28	24
Raw materials and supplies	127	119

Total	522	577

The Company recorded charges of $0 million and $14 million to reduce its inventories to the lower-of-cost or market for the years ended December 31, 2009 and 2008, respectively.

8.	Investments in Affiliates

Equity Method

The Company’s equity investments and ownership interests are as follows:

		Ownership				Share of Earnings (Loss)
		Percentage		Carrying Value		Year Ended
		as of December 31,		as of December 31,		December 31,
	Segment	2009	2008	2009	2008	2009	2008	2007
		(In percentages)		(In $ millions)

European Oxo GmbH(1)	Acetyl Intermediates	-	-	-	-	-	-	2
Erfei, A.I.E.(3)	Acetyl Intermediates	-	45	-	1	-	-	(1)
National Methanol Company (“Ibn Sina”)	Advanced Engineered Materials	25	25	56	46	51	118	68
Fortron Industries LLC	Advanced Engineered Materials	50	50	74	77	(3)	4	16
Korea Engineering Plastics Co., Ltd.	Advanced Engineered Materials	50	50	159	145	14	12	14
Polyplastics Co., Ltd.	Advanced Engineered Materials	45	45	175	189	15	19	25
Una SA	Advanced Engineered Materials	50	50	2	2	-	2	-
InfraServ GmbH & Co. Gendorf KG	Other Activities	39	39	27	28	3	4	5
InfraServ GmbH & Co. Hoechst KG	Other Activities	32	31	142	137	15	10	18
InfraServ GmbH & Co. Knapsack KG	Other Activities	27	27	24	22	5	4	4
Sherbrooke Capital Health and
Wellness, L.P.(2)	Consumer Specialties	10	10	4	4	(1)	(1)	-

Total (As Adjusted, Note 31)				663	651	99	172	151

(1)	The Company divested this investment in February 2007 (Note 4). The share of earnings (loss) for this investment is included in Earnings (loss) from operation of discontinued operations in the consolidated statements of operations.

(2)	The Company accounts for its 10% ownership interest in Sherbrooke Capital Health and Wellness, L.P. under the equity method of accounting because the Company is able to exercise significant influence.

(3)	The Company divested this investment in July 2009 as part of the sale of PVOH (Note 4).

	Year Ended December 31,
	2009	2008	2007
	As Adjusted (Note 32)
	(In $ millions)

Affiliate net earnings	335	633	503
Company’s share:
Net earnings	99	172	150	(1)
Dividends and other distributions	78	183	135

(1)	Amount does not include a $1 million liquidating dividend from Clear Lake Methanol Partners for the year ended December 31, 2007.

Cost Method

The Company’s investments accounted for under the cost method of accounting are as follows:

		Ownership
		Percentage as of		Carrying Value as of		Dividend Income for the years
		December 31,		December 31,		ended December 31,
	Segment	2009	2008	2009	2008	2009	2008	2007
		(In percentages)		(In $ millions)

Kunming Cellulose Fibers Co. Ltd.	Consumer Specialties	30	30	14	14	10	8	7
Nantong Cellulose Fibers Co. Ltd.	Consumer Specialties	31	31	77	77	38	32	24
Zhuhai Cellulose Fibers Co. Ltd.	Consumer Specialties	30	30	14	14	8	6	6
InfraServ GmbH & Co. Wiesbaden KG	Other Activities	8	8	6	6	1	2	1
Other				18	19	-	-	-

Total As Adjusted (Note 31)				129	130	57	48	38

Certain investments where the Company owns greater than a 20% ownership interest are accounted for under the cost method of accounting because the Company cannot exercise significant influence over these entities. The Company determined that it cannot exercise significant influence over these entities due to local government investment in and influence over these entities, limitations on the Company’s involvement in the day-to-day operations and the present inability of the entities to provide timely financial information prepared in accordance with US GAAP.

During 2007, the Company wrote-off its remaining €1 million ($1 million) cost investment in European Pipeline Development Company B.V. (“EPDC”) and expensed €7 million ($9 million), included in Other income (expense), net, associated with contingent liabilities that became payable due to the Company’s decision to exit the pipeline development project. In June 2008, the outstanding contingent liabilities were resolved and the Company recognized a gain of €2 million ($2 million), included in Other income (expense), net, in the consolidated statements of operations to remove the remaining accrual.

During 2007, the Company fully impaired its $5 million cost investment in Elemica Corporation (“Elemica”). Elemica is a network for the global chemical industry developed by 22 of the leading chemical companies in the world for the benefit of the entire industry. The impairment was included in Other income (expense), net in the consolidated statements of operations.

9.	Property, Plant and Equipment, Net

	As of December 31,
	2009	2008
	(In $ millions)

Land	62	61
Land improvements	44	44
Buildings and building improvements	360	358
Machinery and equipment	2,669	2,615
Construction in progress	792	443

Gross asset value	3,927	3,521
Less: accumulated depreciation	(1,130)	(1,051)

Net book value	2,797	2,470

Assets under capital leases amounted to $272 million and $233 million, less accumulated amortization of $55 million and $38 million, as of December 31, 2009 and 2008, respectively. Interest costs capitalized were $2 million, $6 million and $9 million during the years ended December 31, 2009, 2008 and 2007, respectively. Depreciation expense was $213 million, $255 million and $209 million during the years ended December 31, 2009, 2008 and 2007, respectively.

During 2008 and 2009, certain long-lived assets were impaired (Note 18).

10.	Goodwill

	Advanced
	Engineered	Consumer	Industrial	Acetyl
	Materials	Specialties	Specialties	Intermediates	Total
	(In $ millions)

As of December 31, 2007
Goodwill	277	264	53	278	872
Accumulated impairment losses	-	-	(6)	-	(6)

	277	264	47	278	866

Adjustments to preacquisition tax uncertainties	(9)	2	(12)	(30)	(49)
Exchange rate changes	(10)	(14)	(1)	(13)	(38)

As of December 31, 2008
Goodwill	258	252	40	235	785
Accumulated impairment losses	-	-	(6)	-	(6)

	258	252	34	235	779

Sale of PVOH(1)	-	-	-	-	-
Exchange rate changes	5	5	1	8	19

As of December 31, 2009
Goodwill	263	257	35	243	798
Accumulated impairment losses	-	-	-	-	-

Total	263	257	35	243	798

(1)	Fully impaired goodwill of $6 million was written off related to the sale of PVOH.

Recoverability of goodwill is measured using a discounted cash flow model incorporating discount rates commensurate with the risks involved for each reporting unit which is classified as a Level 3 measurement under FASB ASC Topic 820. The key assumptions used in the discounted cash flow valuation model include discount rates, growth rates, cash flow projections and terminal value rates. Discount rates, growth rates and cash flow projections are the most sensitive and susceptible to change as they require significant management judgment. If the calculated fair value is less than the current carrying value, impairment of the reporting unit may exist. When the recoverability test indicates potential impairment, the Company, or in certain circumstances, a third-party valuation consultant, will calculate an implied fair value of goodwill for the reporting unit. The implied fair value of goodwill is determined in a manner similar to how goodwill is calculated in a business combination. If the implied fair value of goodwill exceeds the carrying value of goodwill assigned to the reporting unit, there is no impairment. If the carrying value of goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded to write down the carrying value. An impairment loss cannot exceed the carrying value of goodwill assigned to a reporting unit but may indicate certain long-lived and amortizable intangible assets associated with the reporting unit may require additional impairment testing.

In connection with the Company’s annual goodwill impairment test performed during the three months ended September 30, 2009 using June 30 balances, the Company did not record an impairment loss related to goodwill as the estimated fair value for each of the Company’s reporting units exceeded the carrying value of the underlying assets by a substantial margin. No events or changes in circumstances occurred during the three months ended December 31, 2009 that would indicate that the carrying amount of the assets may not be fully recoverable, as such, no additional impairment analysis was performed during that period.

11.	Intangible Assets, Net

			Customer-		Covenants
	Trademarks		Related		not to
	and		Intangible	Developed	Compete
	Trade names	Licenses	Assets	Technology	and Other	Total
	(In $ millions)

Gross Asset Value
As of December 31, 2007	85	-	562	12	12	671
Acquisitions	-	28(1)	-	-	-	28
Exchange rate changes	(3)	1	(25)	-	-	(27)

As of December 31, 2008	82	29	537	12	12	672
Acquisitions	-	-	-	1	-	1
Exchange rate changes	1	-	15	-	-	16

As of December 31, 2009	83	29	552	13	12	689

Accumulated Amortization
As of December 31, 2007	-	-	(228)	(9)	(9)	(246)
Amortization	-	(3)	(71)	(1)	(1)	(76)
Exchange rate changes	-	-	14	-	-	14

As of December 31, 2008	-	(3)	(285)	(10)	(10)	(308)
Amortization	(5)	(3)	(67)	(1)	(1)	(77)
Exchange rate changes	-	-	(10)	-	-	(10)

As of December 31, 2009	(5)	(6)	(362)	(11)	(11)	(395)

Net book value	78	23	190	2	1	294

(1)	Acquisition of a sole and exclusive license to patents and patent applications related to acetic acid. The license is being amortized over 10 years.

Aggregate amortization expense for intangible assets with finite lives during the years ended December 31, 2009, 2008 and 2007 was $72 million, $76 million, and $72 million, respectively. In addition, during the year ended December 31, 2009 the Company recorded accelerated amortization expense of $5 million related to the AT Plastics trade name which was discontinued August 1, 2009. The trade name is now fully amortized.

Estimated amortization expense for the succeeding five fiscal years is approximately $62 million in 2010, $57 million in 2011, $43 million in 2012, $26 million in 2013, and $15 million in 2014. The Company’s trademarks and trade names have an indefinite life. Accordingly, no amortization is recorded on these intangible assets.

Management tests indefinite-lived intangible assets utilizing the relief from royalty method to determine the estimated fair value for each indefinite-lived intangible asset which is classified as a Level 3 measurement under FASB ASC Topic 820. The relief from royalty method estimates the Company’s theoretical royalty savings from ownership of the intangible asset. Key assumptions used in this model include discount rates, royalty rates, growth rates, sales projections and terminal value rates. Discount rates, royalty rates, growth rates and sales projections are the assumptions most sensitive and susceptible to change as they require significant management judgment. Discount rates used are similar to the rates estimated by the weighted-average cost of capital (“WACC”) considering any differences in Company-specific risk factors. Royalty rates are established by management and are periodically substantiated by third-party valuation consultants. Operational management, considering industry and Company-specific historical and projected data, develops growth rates and sales projections associated with each indefinite-lived intangible asset. Terminal value rate determination follows common methodology of capturing the present value of perpetual sales estimates beyond the last projected period assuming a constant WACC and low long-term growth rates.

In connection with the Company’s annual indefinite-lived intangible assets impairment test performed during the three months ended September 30, 2009 using June 30 balances, the Company recorded an impairment loss of less than $1 million to certain indefinite-lived intangible assets. The fair value of such indefinite-lived intangible assets is $2 million as of December 31, 2009. No events or changes in circumstances occurred during the three months ended December 31, 2009 that would indicate that the carrying amount of the assets may not be fully recoverable, as such, no additional impairment analysis was performed during that period.

For the year ended December 31, 2009, the Company did not renew or extend any intangible assets.

12.	Current Other Liabilities

	As of December 31,
	2009	2008
	(In $ millions)

Salaries and benefits	100	107
Environmental (Note 16)	13	19
Restructuring (Note 18)	99	32
Insurance	37	34
Asset retirement obligations	22	9
Derivatives	75	67
Current portion of benefit obligations (Note 15)	49	57
Sales and use tax/foreign withholding tax payable	15	16
Interest	20	54
Uncertain tax positions (Note 19)	5	-
Other	176	179

Total	611	574

13.	Noncurrent Other Liabilities

	As of December 31,
	2009	2008
	(In $ millions)

Environmental (Note 16)	93	79
Insurance	85	85
Deferred revenue	49	55
Deferred proceeds (Note 4, Note 29)	846	371
Asset retirement obligations	45	40
Derivatives	44	76
Income taxes payable	61	-
Other	83	100

Total	1,306	806

Changes in asset retirement obligations are as follows:

	Year Ended December 31,
	2009		2008	2007
	(In $ millions)

Balance at beginning of year	49		47	59
Additions	14	(1)	6 (2)	-
Accretion	2		3	5
Payments	(14)		(6)	(6)
Divestitures	-		-	(16	) (3)
Purchase accounting adjustments	-		-	3
Revisions to cash flow estimates	15	(4)	1	(2)
Exchange rate changes	1		(2)	4

Balance at end of year	67		49	47

(1)	Relates to a site for which management no longer considers to have an indeterminate life.

(2)	Relates to long-lived assets impaired (Note 18) for which management no longer considers to have an indeterminate life.

(3)	Relates to the sale of the Edmonton, Alberta, Canada plant (Note 4).

(4)	Primarily relates to long-lived assets impaired (Note 18) based on triggering events assessed by the Company in 2008 and decisions made by the Company in 2009.

Included in the asset retirement obligations for each of the years ended December 31, 2009 and 2008 is $10 million related to a business acquired in 2005. The Company has a corresponding receivable of $3 million and $7 million included in current Other assets and noncurrent Other assets in the consolidated balance sheets, respectively, as of December 31, 2009.

Based on long-lived asset impairment triggering events assessed by the Company in December 2008 and decisions made by the Company in 2009, the Company concluded several sites no longer have an indeterminate life. Accordingly, the Company recorded asset retirement obligations associated with these sites. The Company uses the expected present value technique to measure the fair value of the asset retirement obligations which is classified as a Level 3 measurement under FASB ASC Topic 820. The expected present value technique uses a set of cash flows that represent the probability-weighted average of all possible cash flows based on the Company’s judgment. The Company uses the following inputs to determine the fair value of the asset retirement obligations based on the Company’s experience with fulfilling obligations of this type and the Company’s knowledge of market conditions: a) labor costs; b) allocation of overhead costs; c) profit on labor and overhead costs; d) effect of inflation on estimated costs and profits; e) risk premium for bearing the uncertainty inherent in cash flows, other than inflation; f) time value of money represented by the risk-free interest rate commensurate with the timing of the associated cash flows; and g) nonperformance risk relating to the liability which includes the Company’s own credit risk.

The Company has identified but not recognized asset retirement obligations related to certain of its existing operating facilities. Examples of these types of obligations include demolition, decommissioning, disposal and restoration activities. Legal obligations exist in connection with the retirement of these assets upon closure of the facilities or abandonment of the existing operations. However, the Company currently plans on continuing operations at these facilities indefinitely and therefore a reasonable estimate of fair value cannot be determined at this time. In the event the Company considers plans to abandon or cease operations at these sites, an asset retirement obligation will be reassessed at that time. If certain operating facilities were to close, the related asset retirement obligations could significantly affect the Company’s results of operations and cash flows.

14.	Debt

	As of December 31,
	2009	2008
	(In $ millions)

Short-term borrowings and current installments of long-term debt — third party and affiliates
Current installments of long-term debt	102	81
Short-term borrowings, principally comprised of amounts due to affiliates	140	152

Total	242	233

Long-term debt
Senior credit facilities: Term loan facility due 2014	2,785	2,794
Term notes 7.125%, due 2009	-	14
Pollution control and industrial revenue bonds, interest rates ranging from 5.7% to 6.7%, due at various dates through 2030	181	181
Obligations under capital leases and other secured borrowings due at various dates through 2054	242	211
Other bank obligations, interest rates ranging from 2.3% to 5.3%, due at various dates through 2014	153	181

Subtotal	3,361	3,381
Less: Current installments of long-term debt	102	81

Total	3,259	3,300

Senior Credit Facilities

The Company’s senior credit agreement consists of $2,280 million of US dollar-denominated and €400 million of Euro-denominated term loans due 2014, a $600 million revolving credit facility terminating in 2013 and a $228 million credit-linked revolving facility terminating in 2014. Borrowings under the senior credit agreement bear interest at a variable interest rate based on LIBOR (for US dollars) or EURIBOR (for Euros), as applicable, or, for US dollar-denominated loans under certain circumstances, a base rate, in each case plus an applicable margin. The applicable margin for the term loans and any loans under the credit-linked revolving facility is 1.75%, subject to potential reductions as defined in the senior credit agreement. As of December 31, 2009, the applicable margin was 1.75%. The term loans under the senior credit agreement are subject to amortization at 1% of the initial principal amount per annum, payable quarterly. The remaining principal amount of the term loans is due on April 2, 2014.

As of December 31, 2009, there were no outstanding borrowings or letters of credit issued under the revolving credit facility. As of December 31, 2009, there were $88 million of letters of credit issued under the credit-linked revolving facility and $140 million remained available for borrowing.

On June 30, 2009, the Company entered into an amendment to the senior credit agreement. The amendment reduced the amount available under the revolving credit facility from $650 million to $600 million and increased the first lien senior secured leverage ratio covenant that is applicable when any amount is outstanding under the revolving credit portion of the senior credit agreement at set forth below. Prior to giving effect to the amendment, the maximum first lien senior secured leverage ratio was 3.90 to 1.00. As amended, the maximum senior secured leverage ratio for the following trailing four-quarter periods is as follows:

First Lien Senior
Secured Leverage Ratio

December 31, 2009	5.25 to 1.00
March 31, 2010	4.75 to 1.00
June 30, 2010	4.25 to 1.00
September 30, 2010	4.25 to 1.00
December 31, 2010 and thereafter	3.90 to 1.00

As a condition to borrowing funds or requesting that letters of credit be issued under that facility, the Company’s first lien senior secured leverage ratio (as calculated as of the last day of the most recent fiscal quarter for which financial statements have been delivered under the revolving facility) cannot exceed a certain threshold as specified above. Further, the Company’s first lien senior secured leverage ratio must be maintained at or below that threshold while any amounts are outstanding under the revolving credit facility. The first lien senior secured leverage ratio is calculated as the ratio of consolidated first lien senior secured debt to earnings before interest, taxes, depreciation and amortization, subject to adjustment identified in the credit agreement.

Based on the estimated first lien senior secured leverage ratio for the trailing four quarters at December 31, 2009, the Company’s borrowing capacity under the revolving credit facility is currently $600 million. As of December 31, 2009, the Company estimates its first lien senior secured leverage ratio to be 3.39 to 1.00 (which would be 4.11 to 1.00 were the revolving credit facility fully drawn). The maximum first lien senior secured leverage ratio under the revolving credit facility for such period is 5.25 to 1.00.

The Company’s senior credit agreement also contains a number of restrictions on certain of its subsidiaries, including, but not limited to, restrictions on their ability to incur indebtedness; grant liens on assets; merge, consolidate, or sell assets; pay dividends or make other restricted payments; make investments; prepay or modify certain indebtedness; engage in transactions with affiliates; enter into sale-leaseback transactions or certain hedge transactions; or engage in other businesses. The senior credit agreement also contains a number of affirmative covenants and events of default, including a cross default to other debt of certain of the Company’s subsidiaries in an aggregate amount equal to more than $40 million and the occurrence of a change of control. Failure to comply with these covenants, or the occurrence of any other event of default, could result in acceleration of the loans and other financial obligations under the Company’s senior credit agreement.

The senior credit agreement is guaranteed by Celanese Holdings LLC, a subsidiary of Celanese Corporation, and certain domestic subsidiaries of the Company’s subsidiary, Celanese US Holdings LLC (“Celanese US”), a Delaware limited liability company, and is secured by a lien on substantially all assets of Celanese US and such guarantors, subject to certain agreed exceptions, pursuant to the Guarantee and Collateral Agreement, dated as of April 2, 2007, by and among Celanese Holdings LLC, Celanese US, certain subsidiaries of Celanese US and Deutsche Bank AG, New York Branch, as Administrative Agent and as Collateral Agent.

The Company is in compliance with all of the covenants related to its debt agreements as of December 31, 2009.

Debt Refinancing

In April 2007, the Company, through certain of its subsidiaries, entered into a new senior credit agreement. Proceeds from the new senior credit agreement, together with available cash, were used to retire the Company’s $2,454 million amended and restated (January 2005) senior credit facilities, which consisted of

$1,626 million in term loans due 2011, a $600 million revolving credit facility terminating in 2009 and a $228 million credit-linked revolving facility terminating in 2009, and to retire all of the Company’s 9.625% senior subordinated notes due 2014 and 10.375% senior subordinated notes due 2014 (the “Senior Subordinated Notes”) and 10% senior discount notes due 2014 and 10.5% senior discount notes due 2014 (the “Senior Discount Notes”) as discussed below.

Substantially all of the Senior Discount Notes and Senior Subordinated Notes were tendered in the first quarter of 2007. The remaining outstanding Senior Discount Notes and Senior Subordinated Notes not tendered in conjunction with the Tender Offers were redeemed by the Company in May 2007 through optional redemption allowed in the indentures.

As a result of the refinancing, the Company incurred premiums paid on early redemption of debt of $207 million, accelerated amortization of premiums and deferred financing costs of $33 million and other refinancing expenses of $16 million.

In connection with the refinancing, the Company recorded deferred financing costs of $39 million related to the senior credit agreement, which are included in noncurrent Other assets on the consolidated balance sheets and are being amortized over the term of the new senior credit agreement. The deferred financing costs consist of $23 million of costs incurred to acquire the new senior credit agreement and $16 million of debt issue costs existing prior to the refinancing.

For the years ended December 31, 2009, 2008 and 2007, the Company recorded amortization of deferred financing costs, which is classified in Interest expense, in the consolidated statements of operations of $7 million, $7 million, and $8 million, respectively. As of December 31, 2009 and 2008, respectively, the Company had $27 million and $32 million of net deferred financing costs.

Principal payments scheduled to be made on the Company’s debt, including short-term borrowings, are as follows:

(In $ millions)

2010	242
2011	89
2012	65
2013	73
2014	2,699
Thereafter	333

Total	3,501

15.	Benefit Obligations

Pension obligations. Pension obligations are established for benefits payable in the form of retirement, disability and surviving dependent pensions. The commitments result from participation in defined contribution and defined benefit plans, primarily in the US. Benefits are dependent on years of service and the employee’s compensation. Supplemental retirement benefits provided to certain employees are nonqualified for US tax purposes. Separate trusts have been established for some nonqualified plans. Pension costs under the Company’s retirement plans are actuarially determined.

The Company sponsors defined benefit pension plans in North America, Europe and Asia. Independent trusts or insurance companies administer the majority of these plans.

The Company sponsors various defined contribution plans in North America, Europe and Asia covering certain employees. Employees may contribute to these plans and the Company will match these contributions in varying amounts. The Company’s matching contribution to the defined contribution plans are based on specified percentages of employee contributions and aggregated $11 million, $13 million and $12 million for the years ended December 31, 2009, 2008 and 2007, respectively.

The Company participates in multiemployer defined benefit pension plans in Europe covering certain employees. The Company’s contributions to the multiemployer defined benefit pension plans are based on specified percentages of employee contributions and aggregated $6 million, $7 million and $7 million, for the years ended December 31, 2009, 2008 and 2007, respectively.

Other postretirement obligations. Certain retired employees receive postretirement healthcare and life insurance benefits under plans sponsored by the Company, which has the right to modify or terminate these plans at any time. The cost for coverage is shared between the Company and the retiree. The cost of providing retiree health care and life insurance benefits is actuarially determined and accrued over the service period of the active employee group. The Company’s policy is to fund benefits as claims and premiums are paid. The US plan was closed to new participants effective January 1, 2006.

The following tables set forth the benefit obligations, the fair value of the plan assets and the funded status of the Company’s pension and postretirement benefit plans; and the amounts recognized in the Company’s consolidated financial statements:

	Pension Benefits		Postretirement Benefits
	as of December 31,		as of December 31,
	2009	2008	2009	2008
		(In $ millions)

Change in projected benefit obligation
Projected benefit obligation at beginning of period	3,073	3,264	275	306
Service cost	29	31	1	2
Interest cost	193	195	17	17
Participant contributions	-	-	25	22
Plan amendments	5	-	-	2
Actuarial (gain) loss(1)	230	(107)	12	(14)
Special termination benefits	-	-	-	-
Divestitures	(3)	-	-	-
Settlements	(1)	(19)	-	-
Benefits paid	(222)	(222)	(59)	(58)
Federal subsidy on Medicare Part D	-	-	6	6
Curtailments	(2)	(1)	-	(2)
Foreign currency exchange rate changes	40	(68)	4	(6)
Other	-	-	-	-

Projected benefit obligation at end of period	3,342	3,073	281	275

Change in plan assets
Fair value of plan assets at beginning of period	2,170	2,875	-	-
Actual return on plan assets	306	(448)	-	-
Employer contributions	44	48	34	35
Participant contributions	-	-	25	23
Divestitures	(2)	-	-	-
Settlements	(3)	(22)	-	-
Benefits paid	(222)	(222)	(59)	(58)
Foreign currency exchange rate changes	36	(61)	-	-
Other	-	-	-	-

Fair value of plan assets at end of period	2,329	2,170	-	-

Funded status and net amounts recognized
Plan assets less than benefit obligation	(1,013)	(903)	(281)	(275)
Unrecognized prior service cost	6	1	1	1
Unrecognized actuarial (gain) loss	630	502	(63)	(80)

Net amount recognized in the consolidated balance sheets	(377)	(400)	(343)	(354)

Amounts recognized in the consolidated balance sheets consist of
Noncurrent Other assets	5	8	-	-
Current Other liabilities	(22)	(22)	(27)	(35)
Pension obligations	(996)	(889)	(254)	(240)

Accrued benefit liability	(1,013)	(903)	(281)	(275)

Net actuarial (gain) loss	630	502	(63)	(80)
Prior service (benefit) cost	6	1	1	1

Other comprehensive (income) loss(2)	636	503	(62)	(79)

Net amount recognized in the consolidated balance sheets	(377)	(400)	(343)	(354)

(1)	Primarily relates to change in discount rates.

(2)	Amount shown net of tax of $54 million and $1 million as of December 31, 2009 and 2008, respectively, in the consolidated statements of shareholders’ equity and comprehensive income (loss). See Note 17 for the related tax associated with the pension and postretirement benefit obligations.

The percentage of US and international projected benefit obligation at the end of the period is as follows:

	Pension Benefits		Postretirement Benefits
	as of December 31,		as of December 31,
	2009	2008	2009	2008
		(In percentages)

US plans	85%	86%	90%	91%
International plans	15%	14%	10%	9%

Total	100%	100%	100%	100%

The percentage of US and international fair value of plan assets at the end of the period is as follows:

	Pension Benefits
	as of December 31,
	2009	2008
	(In percentages)

US plans	83%	84%
International plans	17%	16%

Total	100%	100%

A summary of pension plans with projected benefit obligations in excess of plan assets is shown below:

	As of December 31,
	2009	2008
	(In $ millions)

Projected benefit obligation	3,280	2,924
Fair value of plan assets	2,262	2,014

Included in the above table are pension plans with accumulated benefit obligations in excess of plan assets as detailed below:

	As of December 31,
	2009	2008
	(In $ millions)

Accumulated benefit obligation	3,169	2,797
Fair value of plan assets	2,249	1,985

The accumulated benefit obligation for all defined benefit pension plans was $3,218 million and $2,967 million as of December 31, 2009 and 2008, respectively.

The following table sets forth the Company’s net periodic pension cost:

	Pension Benefits			Postretirement Benefits
	Year Ended			Year Ended
	December 31,			December 31,
	2009	2008	2007	2009	2008	2007
			(In $ millions)

Service cost	29	31	38	1	1	2
Interest cost	193	195	187	17	17	19
Expected return on plan assets	(207)	(218)	(216)	-	-	-
Amortization of prior service cost	-	-	-	-	-	-
Recognized actuarial (gain) loss	1	1	1	(5)	(4)	(2)
Curtailment (gain) loss	(1)	(2)	(1)	-	-	(1)
Settlement (gain) loss	-	3	(12)	-	-	-
Special termination benefits	2	-	-	-	-	-

Net periodic benefit cost	17	10	(3)	13	14	18

Amortization of the actuarial (gain) loss into net periodic cost in 2010 is expected to be $8 million and $(4) million for pension benefits and postretirement benefits, respectively.

Included in the pension obligations above are accrued liabilities relating to supplemental retirement plans for certain US employees amounting to $235 million and $224 million as of December 31, 2009 and 2008, respectively. Pension expense relating to these plans included in net periodic benefit cost totaled $15 million, $15 million and $14 million for the years ended December 31, 2009, 2008 and 2007, respectively. To fund these obligations, nonqualified trusts were established which hold marketable securities valued at $82 million and $97 million as of December 31, 2009 and 2008, respectively. In addition to holding marketable securities, the nonqualified trusts hold investments in insurance contracts of $66 million and $67 million as of December 31, 2009 and 2008, respectively, which are included in noncurrent Other assets in the consolidated balance sheets.

Valuation

The Company uses the corridor approach in the valuation of its defined benefit plans and other postretirement benefits. The corridor approach defers all actuarial gains and losses resulting from variances between actual results and economic estimates or actuarial assumptions. For defined benefit pension plans, these unrecognized gains and losses are amortized when the net gains and losses exceed 10% of the greater of the market-related value of plan assets or the projected benefit obligation at the beginning of the year. For other postretirement benefits, amortization occurs when the net gains and losses exceed 10% of the accumulated postretirement benefit obligation at the beginning of the year. The amount in excess of the corridor is amortized over the average remaining service period to retirement date for active plan participants or, for retired participants, the average remaining life expectancy.

The following table set forth the principal weighted-average assumptions used to determine benefit obligation:

	Pension Benefits		Postretirement Benefits
	as of December 31,		as of December 31,
	2009	2008	2009	2008
		(In percentages)

Discount rate obligations
US plans	5.90	6.50	5.50	6.40
International plans	5.41	5.84	5.49	6.11
Combined	5.83	6.41	5.50	6.37
Rate of compensation increase
US plans	4.00	4.00	N/A	N/A
International plans	2.94	3.24	N/A	N/A
Combined	3.84	3.90	N/A	N/A

The following table set forth the principal weighted-average assumptions used to determine benefit cost:

	Pension Benefits			Postretirement Benefits
	Year Ended December 31,			Year Ended December 31,
	2009	2008	2007	2009	2008	2007
	(In percentages)

Discount rate obligations
US plans	6.50	6.30	5.88	6.40	6.00	5.88
International plans	5.84	5.42	4.70	6.11	5.31	4.80
Combined	6.41	6.16	5.86	6.37	5.93	5.79
Expected return on plan assets
US plans	8.50	8.50	8.50	N/A	N/A	N/A
International plans	5.29	5.68	6.59	N/A	N/A	N/A
Combined	7.94	8.05	8.20	N/A	N/A	N/A
Rate of compensation increase
US plans	4.00	4.00	4.00	N/A	N/A	N/A
International plans	3.24	3.15	3.18	N/A	N/A	N/A
Combined	3.90	3.66	3.73	N/A	N/A	N/A

The expected rate of return is assessed annually and is based on long-term relationships among major asset classes and the level of incremental returns that can be earned by the successful implementation of different active investment management strategies. Equity returns are based on estimates of long-term inflation rate, real rate of return, 10-year Treasury bond premium over cash and equity risk premium. Fixed income returns are based on maturity, long-term inflation, real rate of return and credit spreads. The US qualified defined benefit plans’ actual return on assets for the year ended December 31, 2009 was 18% versus an expected long-term rate of asset return assumption of 8.5%.

In the US, the rate used to discount pension and other postretirement benefit plan liabilities was based on a yield curve developed from market data of over 300 Aa-grade non-callable bonds at December 31, 2009. This yield curve has discount rates that vary based on the duration of the obligations. The estimated future cash flows for the pension and other benefit obligations were matched to the corresponding rates on the yield curve to derive a weighted average discount rate.

The Company determines its discount rates in the Euro zone using the iBoxx Euro Corporate AA Bond indices with appropriate adjustments for the duration of the plan obligations. In other international locations, the Company determines its discount rates based on the yields of high quality government bonds with a duration appropriate to the duration of the plan obligations.

On January 1, 2009, the Company’s health care cost trend assumption for US postretirement medical plan’s net periodic benefit cost was 9% for the first year declining 0.5% per year to an ultimate rate of 5%. On January 1, 2008, the Company’s health care cost trend assumption for US postretirement medical plan’s net periodic benefit cost was 9% for the first two years declining 0.5% per year to an ultimate rate of 5%. On January 1, 2007, the health care cost trend rate was 8.5% per year declining 1% per year to an ultimate rate of 5%.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point increase or decrease in the assumed health care cost trend rate would impact postretirement obligations by $4 million and $(3) million, respectively. The effect of a one percent increase or decrease in the assumed health care cost trend rate would have a less than $1 million impact on service and interest cost.

Plan Assets

The investment objective for the plans are to earn, over moving twenty-year periods, the long-term expected rate of return, net of investment fees and transaction costs, to satisfy the benefit obligations of the plan, while at the same time maintaining sufficient liquidity to pay benefit obligations and proper expenses, and meet any other cash needs, in the short- to medium-term.

The following tables set forth the weighted average target asset allocations for the Company’s pension plans:

Asset Category — US	2010

US equity securities	26%
Global equity	20%
High yield fixed income/other	4%
Liability hedging bonds	50%

Total	100%

Asset Category — International	2010

Equity securities	21%
Debt securities	73%
Real estate and other	6%

Total	100%

The equity and debt securities objectives are to provide diversified exposure across the US and Global equity markets and to manage the plan’s risks and returns through the use of multiple managers and strategies. The fixed income portfolio objectives are to hedge a portion of the interest rate risks associated with the plan’s funding target liabilities. The goal of the liability hedging bond is to reduce surplus volatility and provide a liquidity reserve for paying off benefits. The strategy is designed to reduce liability-related interest rate risk by investing in bonds that match the duration and credit quality of the projected plan liabilities. Derivatives based strategies may be used to improve the effectiveness of the hedges. Other types of investments include investments in real estate and insurance contracts that follow several different strategies.

As discussed in Note 3, the Company adopted certain provisions of FASB ASC Topic 715-20-50 on January 1, 2009. FASB ASC Topic 715-20-50 requires enhanced disclosures about the plan assets of a company’s defined benefit pension and other postretirement plans intended to provide financial statement users with a greater understanding of the inputs and valuation techniques used to measure the fair value of plan assets and the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period using the framework established under FASB ASC Topic 820, Fair Value Measurements and Disclosures. FASB ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. If a financial instrument uses inputs that fall in different levels of the hierarchy, the instrument will be categorized based upon the lowest level of input that is significant to the fair value calculation. The three levels of inputs used to measure fair value are as follows:

Level 1 — unadjusted quoted prices for identical assets or liabilities in active markets accessible by the Company

Level 2 — inputs that are observable in the marketplace other than those inputs classified as Level 1

Level 3 — inputs that are unobservable in the marketplace and significant to the valuation

The Company’s defined benefit plan assets are measured at fair value on a recurring basis and include the following items:

Cash and Cash Equivalents:  Foreign and domestic currencies as well as short term securities are valued at cost plus accrued interest, which approximates fair value.

Common/Collective Trusts:  Composed of various funds whose diversified portfolio is comprised of foreign and domestic equities, fixed income securities, and short term investments. Investments are valued at the net asset value of units held by the plan at year-end.

Corporate stock and government and corporate debt:  Valued at the closing price reported on the active market in which the individual securities are traded. Automated quotes are provided by multiple pricing services and validated by the plan custodian. These securities are traded on exchanges as well as in the over the counter market.

Registered Investment Companies:  Composed of various mutual funds and other investment companies whose diversified portfolio is comprised of foreign and domestic equities, fixed income securities, and short term investments. Investments are valued at the net asset value of units held by the plan at year-end.

Mortgage Backed Securities:  Fair value is estimated based on valuations obtained from third-party pricing services for identical or comparable assets. Mortgage Backed Securities are traded in the over the counter broker/dealer market.

Derivatives:  Derivative financial instruments are valued in the market using discounted cash flow techniques. These techniques incorporate Level 1 and Level 2 inputs such as interest rates and foreign currency exchange rates. These market inputs are utilized in the discounted cash flow calculation considering the instrument’s term, notional amount, discount rate and credit risk. Significant inputs to the derivative valuation for interest rate swaps, foreign currency forwards and swaps, and options are observable in the active markets and are classified as Level 2 in the hierarchy.

Insurance contracts:  Valued at contributions made, plus earnings, less participant withdrawals and administrative expenses, which approximates fair value.

The following table sets forth the fair values of the Company’s pension plans assets as of December 31, 2009:

	Fair Value Measurement Using
	Quoted Prices in		Significant
	Active Markets for	Significant Other	Unobservable
	Identical Assets	Observable Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
		(In $ millions)

Assets
Cash & cash equivalents	2	-	-	2
Collateralized mortgage obligations	-	16	-	16
Common/collective trusts	-	210	19	229
Corporate debt	-	831	-	831
Corporate stock-common & preferred	522	-	-	522
Derivatives	14	244	-	258
Government debt
Treasuries, other debt	88	212	-	300
Mortgage backed securities	-	53	-	53
Real estate	-	7	-	7
Registered investment companies	-	298	-	298
Short-term investments	-	65	-	65
Other	3	-	-	3
Insurance contracts	-	28	-	28

Total assets	629	1,964	19	2,612

Liabilities
Derivatives	(15)	(268)	-	(283)
Total liabilities	(15)	(268)	-	(283)

Total net assets	614	1,696	19	2,329

The Company’s Level 3 investment in common/collective trusts was valued using significant unobservable inputs. Inputs to this valuation include characteristics and quantitative data relating to the asset, investment cost, position size, liquidity, current financial condition of the company and other relevant market data. The following table sets forth fair value measurements using significant unobservable inputs:

Common/Collective Trust
(In $ millions)

Balance, beginning of period	7
Unrealized gains (losses)	10
Purchases, sales, issuances and settlements, net	2

Balance, end of period	19

The financial objectives of the qualified pension plans are established in conjunction with a comprehensive review of each plan’s liability structure. The Company’s asset allocation policy is based on detailed asset/liability analyses. In developing investment policy and financial goals, consideration is given to each plan’s demographics, the returns and risks associated with alternative investment strategies and the current and projected cash, expense and funding ratios of each plan. Investment policies must also comply with local statutory requirements as determined by each country. A formal asset/liability study of each plan is undertaken every 3 to 5 years or whenever there has been a material change in plan demographics, benefit structure or funding status and investment market. The Company has adopted a long-term investment horizon such that the risk and duration of investment losses are weighed against the long-term potential for appreciation of assets. Although there cannot be complete assurance that these objectives will be realized, it is believed that the likelihood for their realization is reasonably high, based upon the asset allocation chosen and the historical and expected performance of the asset classes utilized by the plans. The intent is for investments to be broadly diversified across asset classes, investment styles, market sectors, investment managers, developed and emerging markets and securities in order to moderate portfolio volatility and risk. Investments may be in separate accounts, commingled trusts, mutual funds and other pooled asset portfolios provided they all conform to fiduciary standards.

External investment managers are hired to manage pension assets. Investment consultants assist with the screening process for each new manager hired. Over the long-term, the investment portfolio is expected to earn returns that exceed a composite of market indices that are weighted to match each plan’s target asset allocation. The portfolio return should also (over the long-term) meet or exceed the return used for actuarial calculations in order to meet the future needs of each plan.

Employer contributions for pension benefits and postretirement benefits are preliminarily estimated to be $46 million and $27 million, respectively, in 2010. The table below reflects pension benefits expected to be paid from the plan or from the Company’s assets. The postretirement benefits represent the Company’s share of the benefit cost.

		Postretirement
		Benefit
	Pension		Expected
	Benefit		Federal
	Payments(1)	Payments	Subsidy
		(In $ millions)

2010	224	61	7
2011	222	63	7
2012	221	64	7
2013	223	65	8
2014	224	66	3
2015-2019	1,187	332	13

(1)	Payments are expected to be made primarily from plan assets.

Other Obligations

The following table represents additional benefit liabilities and other similar obligations:

	As of December 31,
	2009	2008
	(In $ millions)

Long-term disability	30	33
Other	8	5

Total	38	38

16.	Environmental

General

The Company is subject to environmental laws and regulations worldwide which impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. The Company believes that it is in substantial compliance with all applicable environmental laws and regulations. The Company is also subject to retained environmental obligations specified in various contractual agreements arising from the divestiture of certain businesses by the Company or one of its predecessor companies.

For the years ended December 31, 2009, 2008 and 2007, the Company’s expenditures, including expenditures for legal compliance, internal environmental initiatives and remediation of active, orphan, divested and US Superfund sites (as defined below) were $78 million, $78 million, and $83 million, respectively. The Company’s capital project-related environmental expenditures for the years ended December 31, 2009, 2008 and 2007 were $22 million, $13 million, and $14 million, respectively. Environmental reserves for remediation matters were $106 million and $98 million as of December 31, 2009 and 2008, respectively, which represents the Company’s best estimate of its liability.

Remediation

Due to its industrial history and through retained contractual and legal obligations, the Company has the obligation to remediate specific areas on its own sites as well as on divested, orphan or US Superfund sites. In addition, as part of the demerger agreement between the Company and Hoechst, a specified portion of the responsibility for environmental liabilities from a number of Hoechst divestitures was transferred to the Company. The Company provides for such obligations when the event of loss is probable and reasonably estimable.

For the years ended December 31, 2009, 2008 and 2007, the total remediation efforts charged to Cost of sales in the consolidated statements of operations were $9 million, $3 million and $4 million, respectively. The Company believes that environmental remediation costs will not have a material adverse effect on the financial position of the Company, but may have a material adverse effect on the results of operations or cash flows in any given accounting period.

The Company did not record any insurance recoveries related to these matters for the reported periods and there are no receivables for insurance recoveries as of December 31, 2009. As of December 31, 2009 and 2008, there were receivables of $9 million and $9 million, respectively, from the former owner APL, which was acquired in 2007 (see Note 4).

German InfraServs

On January 1, 1997, coinciding with a reorganization of the Hoechst businesses in Germany, real estate service companies (“InfraServs”) were created to own directly the land and property and to provide various technical and administrative services at each of the manufacturing locations. The Company has manufacturing operations at the InfraServ location in Frankfurt am Main-Hoechst, Germany and holds interests in the companies which own and operate the former Hoechst sites in Gendorf, Knapsack and Wiesbaden.

InfraServs are liable for any residual contamination and other pollution because they own the real estate on which the individual facilities operate. In addition, Hoechst, and its legal successors, as the responsible party under German public law, is liable to third parties for all environmental damage that occurred while it was still the owner of the plants and real estate. The contribution agreements entered into in 1997 between Hoechst and the respective operating companies, as part of the divestiture of these companies, provide that the operating companies will indemnify Hoechst, and its legal successors, against environmental liabilities resulting from the transferred businesses. Additionally, the InfraServs have agreed to indemnify Hoechst, and its legal successors, against any environmental liability arising out of or in connection with environmental pollution of any site. Likewise, in certain circumstances the Company could be responsible for the elimination of residual contamination on a few sites that were not transferred to InfraServ companies, in which case Hoechst, and its legal successors, must reimburse the Company for two-thirds of any costs so incurred.

The InfraServ partnership agreements provide that, as between the partners, each partner is responsible for any contamination caused predominantly by such partner. Any liability, which cannot be attributed to an InfraServ partner and for which no third party is responsible, is required to be borne by the InfraServ partnership. In view of this potential obligation to eliminate residual contamination, the InfraServs, primarily relating to equity and cost affiliates which are not consolidated by the Company, have reserves of $94 million and $84 million as of December 31, 2009 and 2008, respectively.

If an InfraServ partner defaults on its respective indemnification obligations to eliminate residual contamination, the owners of the remaining participation in the InfraServ companies have agreed to fund such liabilities, subject to a number of limitations. To the extent that any liabilities are not satisfied by either the InfraServs or their owners, these liabilities are to be borne by the Company in accordance with the demerger agreement. However, Hoechst, and its legal successors, will reimburse the Company for two-thirds of any such costs. Likewise, in certain circumstances the Company could be responsible for the elimination of residual contamination on several sites that were not transferred to InfraServ companies, in which case Hoechst, and its legal successors, must also reimburse the Company for two-thirds of any costs so incurred. The German InfraServs are owned partially by the Company, as noted below, and the remaining ownership is held by various other companies. The Company’s ownership interest and environmental liability participation percentages for such liabilities which cannot be attributed to an InfraServ partner were as follows as of December 31, 2009:

Company	Ownership %	Liability %

InfraServ GmbH & Co. Gendorf KG	39%	10%
InfraServ GmbH & Co. Knapsack KG	27%	22%
InfraServ GmbH & Co. Hoechst KG	32%	40%
InfraServ GmbH & Co. Wiesbaden KG	8%	0%
InfraServ Verwaltungs GmbH	100%	0%

US Superfund Sites

In the US, the Company may be subject to substantial claims brought by US federal or state regulatory agencies or private individuals pursuant to statutory authority or common law. In particular, the Company has a potential liability under the US Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and related state laws (collectively referred to as “Superfund”) for investigation and cleanup costs at approximately 50 sites. At most of these sites, numerous companies, including certain companies comprising the Company, or one of its predecessor companies, have been notified that the Environmental Protection Agency, state governing bodies or private individuals consider such companies to be potentially responsible parties (“PRP”) under Superfund or related laws. The proceedings relating to these sites are in various stages. The cleanup process has not been completed at most sites and the status of the insurance coverage for most of these proceedings is uncertain. Consequently, the Company cannot accurately determine its ultimate liability for investigation or cleanup costs at these sites.

As events progress at each site for which it has been named a PRP, the Company accrues, as appropriate, a liability for site cleanup. Such liabilities include all costs that are probable and can be reasonably estimated. In establishing these liabilities, the Company considers its shipment of waste to a site, its percentage of total waste shipped to the site, the types of wastes involved, the conclusions of any studies, the magnitude of any remedial actions that may be necessary and the number and viability of other PRPs. Often the Company will join with other PRPs to sign joint defense agreements that will settle, among PRPs, each party’s percentage allocation of costs at the site. Although the ultimate liability may differ from the estimate, the Company routinely reviews the liabilities and revises the estimate, as appropriate, based on the most current information available. As of December 31, 2009 and 2008, the Company had provisions totaling $10 million and $11 million, respectively, for US Superfund sites and utilized $1 million, $2 million and $1 million of these reserves during the years ended December 31, 2009, 2008 and 2007, respectively. Additional provisions and adjustments recorded during the years ended December 31, 2009, 2008 and 2007 approximately offset these expenditures.

Hoechst Liabilities

In connection with the Hoechst demerger, the Company agreed to indemnify Hoechst, and its legal successors, for the first €250 million of future remediation liabilities for environmental damages arising from 19 specified divested Hoechst entities. As of December 31, 2009 and 2008, reserves of $32 million and $27 million, respectively, for these matters are included as a component of the total environmental reserves. As of December 31, 2009 and 2008, the Company, has made total cumulative payments of $51 million and $48 million, respectively. If such future liabilities exceed €250 million, Hoechst, and its legal successors, will bear such excess up to an additional €500 million. Thereafter, the Company will bear one-third and Hoechst, and its legal successors, will bear two-thirds of any further environmental remediation liabilities. Where the Company is unable to reasonably determine the probability of loss or estimate such loss under this indemnification, the Company has not recognized any liabilities relative to this indemnification.

17.	Shareholders’ Equity

Preferred Stock

The Company has $240 million aggregate liquidation preference of outstanding 4.25% convertible perpetual preferred stock (“Preferred Stock”). Holders of the Preferred Stock are entitled to receive, when, as and if, declared by the Company’s Board of Directors, out of funds legally available, cash dividends at the rate of 4.25% per annum of liquidation preference, payable quarterly in arrears, commencing on May 1, 2005. Dividends on the Preferred Stock are cumulative from the date of initial issuance. Accumulated but unpaid dividends accumulate at an annual rate of 4.25%. The Preferred Stock is convertible, at the option of the holder, at any time into approximately 1.26 shares of Series A common stock, subject to adjustments, per $25.00 liquidation preference of Preferred Stock and upon conversion will be recorded in the consolidated statements of shareholders’ equity and comprehensive income (loss). On February 1, 2010, the Company announced its intention to redeem its Preferred Stock (Note 31).

During 2009, 2008 and 2007, the Company declared and paid $10 million of cash dividends in each period on its Preferred Stock.

Dividends

The Company’s Board of Directors follows a policy of declaring, subject to legally available funds, a quarterly cash dividend on each share of the Company’s Series A common stock at an annual rate of $0.16 per share unless the Company’s Board of Directors, in its sole discretion, determines otherwise. Further, such dividends payable to holders of the Company’s Series A common stock cannot be declared or paid nor can any funds be set aside for the payment thereof, unless the Company has paid or set aside funds for the payment of all accumulated and unpaid dividends with respect to the shares of the Company’s Preferred Stock, as described above. Additionally, the amount available to pay cash dividends is restricted by the Company’s senior credit agreement.

During 2009, 2008 and 2007, the Company declared and paid cash dividends of $23 million, $24 million and $25 million, respectively, to holders of its Series A common stock.

Treasury Stock

In conjunction with the April 2007 debt refinancing (Note 14), the Company, through its wholly-owned subsidiary Celanese International Holdings Luxembourg S.à.r.l. (“CIH”), formerly Celanese Caylux Holdings Luxembourg S.C.A., repurchased 2,021,775 shares of its outstanding Series A common stock in a modified “Dutch Auction” tender offer from public shareholders, which expired on April 3, 2007, at a purchase price of $30.50 per share. The total price paid for these shares was $62 million. The Company also separately purchased, through its wholly-owned subsidiary CIH, 329,011 shares of the Company’s Series A common stock at $30.50 per share from the investment funds associated with The Blackstone Group L.P. The total price paid for these shares was $10 million.

In June 2007, the Company’s Board of Directors authorized the repurchase of up to $330 million of its Series A common stock. During 2007, the Company repurchased 8,487,700 shares of its Series A common stock at an average purchase price of $38.88 per share for a total of $330 million pursuant to this authorization. The Company completed repurchasing shares related to this authorization during July 2007.

In February 2008, the Company’s Board of Directors authorized the repurchase of up to $400 million of the Company’s Series A common stock. This authorization was increased to $500 million in October 2008. The authorization gives management discretion in determining the conditions under which shares may be repurchased.

During the year ended December 31, 2008, the Company repurchased 9,763,200 shares of its Series A common stock at an average purchase price of $38.68 per share for a total of $378 million pursuant to this authorization.

These purchases reduced the number of shares outstanding and the repurchased shares may be used by the Company for compensation programs utilizing the Company’s stock and other corporate purposes. The Company accounts for treasury stock using the cost method.

Accumulated Other Comprehensive Income (Loss), Net

Accumulated other comprehensive income (loss), net, which is displayed in the consolidated statements of shareholders’ equity, represents net earnings (loss) plus the results of certain shareholders’ equity changes not reflected in the consolidated statements of operations. Such items include unrealized gain (loss) on marketable securities, foreign currency translation, certain pension and postretirement benefit obligations and unrealized gain (loss) on interest rate swaps.

The components of Accumulated other comprehensive income (loss), net are as follows:

						Accumulated
	Unrealized			Unrealized		Other
	Gain (Loss) on		Foreign	Gain (Loss)	Pension and	Comprehensive
	Marketable		Currency	on Interest	Postretirement	Income
	Securities		Translation	Rate Swaps	Benefits	(Loss), Net
	As Adjusted (Note 31)
	(In $ millions)

Balance as of December 31, 2006	9		17	4	-	30
Current-period change	17		70	(41)	124	170
Tax benefit (expense)	-		-	-	(4)	(4)

Balance as of December 31, 2007	26		87	(37)	120	196
Current-period change	(23)	(1)	(130)	(79)	(549)	(781)
Tax benefit (expense)	-		-	-	5	5

Balance as of December 31, 2008	3		(43)	(116)	(424)	(580)
Current-period change	(5)		10	23	(150)	(122)
Tax benefit (expense)	2		(5)	(8)	53	42

Balance as of December 31, 2009	-		(38)	(101)	(521)	(660)

(1)	Includes a net reclassification adjustment of ($2) million to the consolidated statements of operations.

18.	Other (Charges) Gains, Net

The components of Other (charges) gains, net are as follows:

	Year Ended December 31,
	2009	2008	2007
	(In $ millions)

Employee termination benefits	(105)	(21)	(32)
Plant/office closures	(17)	(7)	(11)
Deferred compensation triggered by Exit Event (Note 20)	-	-	(74)
Plumbing actions	10	-	4
Insurance recoveries associated with Clear Lake, Texas (Note 30)	6	38	40
Resolution of commercial disputes with a vendor	-	-	31
Asset impairments	(14)	(115)	(9)
Ticona Kelsterbach plant relocation (Note 29)	(16)	(12)	(5)
Sorbates antitrust actions (Note 24)	-	8	-
Other	-	1	(2)

Total	(136)	(108)	(58)

2009

During the first quarter of 2009, the Company began efforts to align production capacity and staffing levels with the Company’s view of an economic environment of prolonged lower demand. For the year ended December 31, 2009, Other charges included employee termination benefits of $40 million related to this endeavor. As a result of the shutdown of the vinyl acetate monomer (“VAM”) production unit in Cangrejera, Mexico, the Company recognized employee termination benefits of $1 million and long-lived asset impairment losses of $1 million during the year ended December 31, 2009. The VAM production unit in Cangrejera, Mexico is included in the Company’s Acetyl Intermediates segment.

As a result of the Project of Closure (Note 4), Other charges for the Company included exit costs of $89 million during the year ended December 31, 2009, which consisted of $60 million in employee termination benefits, $17 million of contract termination costs and $12 million of long-lived asset impairment losses related to capitalized costs associated with asset retirement obligations (Note 13). The Pardies, France facility is included in the Acetyl Intermediates segment.

Due to continued declines in demand in automotive and electronic sectors, the Company announced plans to reduce capacity by ceasing polyester polymer production at its Ticona manufacturing plant in Shelby, North Carolina. Other charges for the year ended December 31, 2009 included employee termination benefits of $2 million and long-lived asset impairment losses of $1 million related to this event. The Shelby, North Carolina facility is included in the Advanced Engineered Materials segment.

Other charges for the year ended December 31, 2009 was partially offset by $6 million of insurance recoveries in satisfaction of claims the Company made related to the unplanned outage of the Company’s Clear Lake, Texas acetic acid facility during 2007, a $9 million decrease in legal reserves for plumbing claims due to the Company’s ongoing assessment of the likely outcome of the plumbing actions and the expiration of the statute of limitation.

2008

Other (charges) gains, net for asset impairments includes long-lived asset impairment losses of $92 million related to the potential closure of the Company’s acetic acid and VAM production facility in Pardies, France, the VAM production unit in Cangrejera, Mexico (which the Company subsequently decided to shut down effective at the end of February 2009) and certain other facilities. Of the $92 million recorded in December 2008, $76 million relates to the Acetyl Intermediates segment and $16 million relates to the Advanced Engineered Materials segment. Consideration of this potential capacity reduction was necessitated by the significant change in the global economic environment and anticipated lower customer demand.

Additionally, the Company recognized $23 million of long-lived asset impairment losses related to the shutdown of the Company’s Pampa, Texas facility (Acetyl Intermediates segment).

Other (charges) gains, net for employee termination benefits includes severance and retention charges of $13 million related to the sale of the Company’s Pampa, Texas facility and $8 million of severance and retention charges related to other business optimization plans undertaken by the Company.

2007

Other (charges) gains, net for employee termination benefits and plant/office closures include charges related to the Company’s plan to simplify and optimize its Emulsions and PVOH businesses (Industrial Specialties segment) to become a leader in technology and innovation and grow in both new and existing markets. Other (charges) gains, net for employee termination benefits and plant/office closures also includes charges related to the sale of the Company’s Pampa, Texas facility. In addition, the Company recorded an impairment of long-lived assets of $3 million during the year ended December 31, 2007.

In December 2007, the Company received a one-time payment in resolution of commercial disputes with a vendor.

For the year ended December 31, 2007, asset impairments included $6 million of goodwill impairment related to the PVOH business.

The changes in the restructuring reserves by business segment are as follows:

	Advanced
	Engineered	Consumer	Industrial	Acetyl
	Materials	Specialties	Specialties	Intermediates	Other	Total
	(In $ millions)

Employee Termination Benefits
Reserve as of December 31, 2007	2	5	12	16	2	37
Additions	1	2	1	13	4	21
Cash payments	(1)	(5)	(6)	(12)	(3)	(27)
Currency translation adjustment	-	-	(1)	-	(1)	(2)

Reserve as of December 31, 2008	2	2	6	17	2	29
Additions	12	9	6	66	12	105
Cash payments	(8)	(7)	(9)	(23)	(7)	(54)
Currency translation adjustment	1	-	-	-	-	1

Reserve as of December 31, 2009	7	4	3	60	7	81

Plant/Office Closures
Reserve as of December 31, 2007	1	3	1	2	1	8
Additions	-	-	-	-	-	-
Cash payments	(1)	-	(1)	(2)	-	(4)
Currency translation adjustment	-	(1)	-	-	-	(1)

Reserve as of December 31, 2008	-	2	-	-	1	3
Additions	-	-	-	17	-	17
Transfers	-	(2)	-	-	-	(2)
Cash payments	-	-	-	-	-	-

Reserve as of December 31, 2009	-	-	-	17	1	18

Total	7	4	3	77	8	99

19.	Income Taxes

Earnings (loss) from continuing operations before tax by jurisdiction are as follows:

	Year Ended
	December 31,
	2009	2008	2007
	As Adjusted (Note 31)
	(In $ millions)

US	294	135	(111)
International	(43)	298	548

Total	251	433	437

The income tax provision (benefit) consists of the following:

	Year Ended
	December 31,
	2009	2008	2007
	(In $ millions)

Current
US	11	62	(9)
International	148	92	163

Total	159	154	154
Deferred
US	(404)	(37)	17
International	2	(54)	(61)

Total	(402)	(91)	(44)

Income tax provision (benefit)	(243)	63	110

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the consolidated deferred tax assets and liabilities were as follows:

	As of
	December 31,
	2009	2008
	(In $ millions)

Deferred tax assets
Pension and postretirement obligations	361	304
Accrued expenses	195	195
Inventory	10	8
Net operating loss and tax credit carryforwards	375	279
Other	220	192

Subtotal	1,161	978
Valuation allowance	(334)	(652	) (1)

Total	827	326

Deferred tax liabilities
Depreciation and amortization	336	322
Investments	45	41
Other	90	49

Total	471	412

Net deferred tax assets (liabilities)	356	(86)

(1)	Includes deferred tax asset valuation allowances primarily for the Company’s deferred tax assets in the US, Luxembourg, France and Germany, as well as other foreign jurisdictions. These valuation allowances relate primarily to net operating loss carryforward benefits and other net deferred tax assets, all of which may not be realizable.

Since 2004, the Company has maintained a valuation allowance against its US net deferred tax assets. FASB ASC Topic 740, Income Taxes, requires the Company to continually assess all available positive and negative evidence to determine whether it is more likely than not that the net deferred tax assets will be realized. During 2009, the Company concluded that due to cumulative profitability, it is more likely than not that it will realize its net US deferred tax assets with the exception of certain state net operating loss carryforwards. Accordingly, during the year ended December 31, 2009, the Company recorded a deferred tax benefit of $492 million for the release of the beginning-of-the-year US valuation allowance associated with those US net deferred tax assets expected to be realized in 2009 and subsequent years.

For the year ended December 31, 2009, the valuation allowance decreased by $318 million consisting of: (1) income tax benefits, net, of $314 million, (2) an increase of $1 million allocated to Accumulated other comprehensive income, (3) an increase of $11 million related to foreign currency translation adjustments and (4) $16 million of other decreases related to unrecognized tax benefits and other adjustments to deferred taxes. The charge to Accumulated other comprehensive income relates to deferred tax assets associated with the Company’s pension and postretirement obligations. The change in valuation allowance associated with foreign currency translation adjustments is related to changes in deferred tax assets for unrealized foreign exchange gains and losses on effective hedges and on foreign income previously taxed but not yet received in the US. The charge also relates to foreign currency translation adjustments for deferred tax assets recorded in various foreign jurisdictions. The decrease related to unrecognized tax benefits and other adjustments to deferred taxes includes adjustments to temporary differences and net operating loss carryforwards due to changes in uncertain tax positions.

A reconciliation of the significant differences between the US federal statutory tax rate of 35% and the effective income tax rate on income from continuing operations is as follows:

	Year Ended
	December 31,
	2009	2008	2007
	As Adjusted (Note 31)
	(In $ millions)

Income tax provision computed at US federal statutory tax rate	88	152	153
Increase (decrease) in taxes resulting from:
Change in valuation allowance	(314)	(5)	9
Equity income and dividends	(20)	(17)	8
Expenses not resulting in tax benefits	4	18	38
US tax effect of foreign earnings and dividends	10	(5)	27
Other foreign tax rate differentials (1)	(15)	(84)	(95)
Legislative changes	71	3	(21)
Tax-deductible interest on foreign equity instruments & other related items	(76)	-	(19)
State income taxes and other	9	1	10

Income tax provision (benefit)	(243)	63	110

(1)	Includes impact of earnings from China and Singapore subject to tax holidays which expire between 2008 and 2013 and favorable tax rates in other jurisdictions.

Federal and state income taxes have not been provided on accumulated but undistributed earnings of $2.8 billion as of December 31, 2009 as such earnings have been permanently reinvested in the business. The determination of the amount of the unrecognized deferred tax liability related to the undistributed earnings is not practicable.

The effective tax rate for continuing operations for the year ended December 31, 2009 was (97)% compared to 15% for the year ended December 31, 2008. The effective tax rate for 2009 was favorably impacted by the release of US valuation allowance, partially offset by lower earnings in jurisdictions participating in tax holidays, increases in valuation allowances on certain foreign net deferred tax assets and the effect of new tax legislation in Mexico.

The Company operates under tax holidays in various countries which are effective through December 2013. In China, one of the Company’s entities has a tax holiday that provided for a zero percent tax rate in 2007 and 2008. For 2009 through 2011, the Company’s tax rate is 50% of the statutory rate, or 12.5% based on the 2009 statutory rate of 25%. In Singapore, one of the Company’s entities has a tax holiday that provides for a zero percent tax rate through 2010. For 2011 through 2013, the Company’s tax rate will be 10% based on the current statutory rate of 17%. The impact of these tax holidays decreased foreign taxes $2 million for the year ended December 31, 2009.

The Corporate Tax Reform Act of 2008 was signed by the German Federal President in August 2007. The Act reduced the Company’s combined corporate statutory tax rate from 40% to 30% while imposing limitations on the deductibility of certain expenses, including interest expense. The Company recognized a tax benefit of $39 million in 2007 related to the statutory rate reduction on its German net deferred tax liabilities.

Mexico enacted the 2008 Fiscal Reform Bill on October 1, 2007. Effective January 1, 2008, the bill repealed the existing asset-based tax and established a dual income tax system consisting of a new minimum flat tax (the “IETU”) and the existing regular income tax system. The IETU system taxes companies on cash basis net income, consisting only of certain specified items of revenue and expense, at a rate of 16.5%, 17% and 17.5% for 2008, 2009 and 2010 forward, respectively. In general, companies must pay the higher of the income tax or the IETU, although unlike the previous asset tax, the IETU is not creditable against future income tax liabilities. The Company has determined that it will primarily be subject to the IETU in future periods, and as such it has recorded tax expense (benefit) of $(5) million, $7 million and $20 million in 2009, 2008 and 2007, respectively, for the tax effects of the IETU system.

On December 7, 2009, Mexico enacted the 2010 Mexican Tax Reform Bill (“Tax Reform Bill”) to be effective January 1, 2010. Under this new legislation, the corporate income tax rate will be temporarily increased from 28% to 30% for 2010 through 2012, then reduced to 29% in 2013, and finally reduced back to 28% in 2014 and future years. These rate changes would impact the Company in the event that it reverts to paying taxes on a regular income tax basis versus an IETU basis. Further, under current law, income tax loss carryforwards reported in the tax consolidation that were not utilized on an individual company basis within 10 years were subject to recapture. The Tax Reform Bill as enacted accelerates this recapture period from 10 years to 5 years and effectively requires payment of taxes even if no benefit was obtained through the tax consolidation regime. Finally, significant modifications were also made to the rules for income taxes previously deferred on intercompany dividends, as well as to income taxes related to differences between consolidated and individual Mexican tax earnings and profits. The estimated income tax impact to the Company of this new legislation at December 31, 2009 is $73 million, payable $12 million in 2010, $14 million in 2012, $12 million in 2013 and $35 million in 2014 and thereafter.

As of December 31, 2009, the Company had US federal net operating loss carryforwards of $41 million that are subject to limitation. These net operating loss carryforwards begin to expire in 2021.

The Company also had foreign net operating loss carryforwards as of December 31, 2009 of $1 billion for Luxembourg, Canada, China, Germany, Mexico and other foreign jurisdictions with various expiration dates. Net operating losses in China have various carryforward periods and begin expiring in 2011. Net operating losses in Luxembourg, Canada and Germany have no expiration date. Net operating losses in Mexico have a ten year carryforward period and began to expire in 2009. However, these losses are not available for use under the new IETU tax regulations in Mexico. As the IETU is the primary system upon which the Company will be subject to tax in future periods, no deferred tax asset has been reflected in the consolidated balance sheets as of December 31, 2009 for these income tax loss carryforwards.

The Company adopted the provisions of FASB ASC Topic 740-10 effective January 1, 2007. FASB ASC Topic 740-10 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax benefit is required to meet before being recognized in the financial statements. FASB ASC Topic 740-10 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the implementation of FASB ASC Topic 740-10, the Company increased Retained earnings by $14 million and decreased Goodwill by $2 million as included in the consolidated balance sheets. In addition, certain tax liabilities for unrecognized tax benefits, as well as related potential penalties and interest, were reclassified from current liabilities to noncurrent liabilities. Liabilities for unrecognized tax benefits as of December 31, 2009 relate to various US and foreign jurisdictions.

A reconciliation of the amount of unrecognized tax benefits is as follows:

	Year Ended December 31,
	2009	2008
	(In $ millions)

As of the beginning of the year	195	200
Increases in tax positions for the current year	19	-
Increases in tax positions for prior years	39	7
Decreases in tax positions of prior years	(38)	(10)
Settlements	(7)	(2)

As of the end of the year	208	195

Included in the unrecognized tax benefits as of December 31, 2009 are $208 million of tax benefits that, if recognized, would reduce the Company’s effective tax rate.

The Company recognizes interest and penalties related to unrecognized tax benefits in the provision for income taxes. As of December 31, 2009 and 2008, the Company has recorded a liability of $45 million and $38 million, respectively, for interest and penalties. This amount includes an increase of $7 million and $2 million for the years ended December 31, 2009 and 2008, respectively. As of December 31, 2009, $5 million of unrecognized tax benefits are included in current Other liabilities (Note 12).

The Company operates in the US (including multiple state jurisdictions), Germany and approximately 40 other foreign jurisdictions including Canada, China, France, Mexico and Singapore. Examinations are ongoing in a number of those jurisdictions including, most significantly, in Germany for the years 2001 to 2004 and 2005 to 2007. The Company’s US federal income tax returns for 2003 and beyond are open for examination under statute. The US tax years 2006 to 2008 were selected for audit in 2010. Currently, unrecognized tax benefits are not expected to change significantly over the next 12 months.

20.	Stock-Based and Other Management Compensation Plans

In December 2004, the Company approved a stock incentive plan for executive officers, key employees and directors, a deferred compensation plan for executive officers and key employees as well as other management incentive programs.

The stock incentive plan allows for the issuance or delivery of up to 16,250,000 shares of the Company’s Series A common stock through the award of stock options, restricted stock units (“RSUs”) and other stock-based awards as may be approved by the Company’s Compensation Committee of the Board of Directors. At the Company’s discretion under the 2004 incentive plan, the Company has the right to award dividend equivalents on RSU grants which are earned in accordance with the Company’s common stock dividend policy and are reinvested in additional RSUs. Dividend equivalents on these RSUs are forfeited if vesting conditions are not met.

In April 2009, the Company approved a global incentive plan which replaces the Company’s 2004 stock incentive plan. The 2009 global incentive plan enables the Compensation Committee of the Board of

Directors to award incentive and nonqualified stock options, stock appreciation rights, shares of common stock, restricted stock, restricted stock units and incentive bonuses (which may be paid in cash or stock or a combination thereof), any of which may be performance-based, with vesting and other award provisions that provide effective incentive to Company employees (including officers), non-management directors and other service providers. Under the 2009 global incentive plan, the company no longer has the option to grant RSUs with the right to participate in dividends or dividend equivalents.

The maximum number of shares that may be issued under the 2009 global incentive plan is equal to 5,350,000 shares plus (a) any shares of Common Stock that remain available for issuance under the 2004 stock incentive plan (not including any shares of Common Stock that are subject to outstanding awards under the 2004 stock incentive plan or any shares of Common Stock that were issued pursuant to awards under the 2004 stock incentive plan) and (b) any awards under the 2004 stock incentive plan that remain outstanding that cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the award to the extent that such award is exercised for or settled in vested and non-forfeitable shares). As of December 31, 2009, a total of 3,812,359 shares remained available for awards under the 2009 stock incentive plan. A total of 7,185,959 and 1,481,886 shares were subject to outstanding awards under the 2004 stock incentive plan and 2009 global incentive plan, respectively.

Deferred Compensation

The 2004 deferred compensation plan provides an aggregate maximum amount payable of $196 million. The initial component of the deferred compensation plan vested in 2004 and was paid in the first quarter of 2005. In May 2007, the Original Shareholders sold their remaining equity interest in the Company triggering an Exit Event, as defined by the plan. Cash compensation of $74 million, representing the participants’ 2005 and 2006 contingent benefits, was paid to the participants during the year ended December 31, 2007. Participants continuing in the 2004 deferred compensation plan (see below for discussion regarding certain participant’s decision to participate in a revised program) continue to vest in their 2008 and 2009 time-based and performance-based entitlements as defined in the deferred compensation plan. During the years ended December 31, 2009, 2008 and 2007, the Company recorded compensation expense of $1 million, $3 million and $84 million, respectively, associated with this plan. As of December 31, 2009, there was no deferred compensation payable remaining associated with this plan.

On April 2, 2007, certain participants in the Company’s deferred compensation plan elected to participate in a revised program, which includes both cash awards and restricted stock units (see Restricted Stock Units below). Under the revised program, participants relinquished their cash awards of up to $30 million that would have contingently accrued from 2007-2009 under the original plan. In lieu of these awards, the revised deferred compensation program provides for a future cash award in an amount equal to 90% of the maximum potential payout under the original plan, plus growth pursuant to one of three participant-selected notional investment vehicles, as defined in the associated agreements. Participants must remain employed through 2010 to vest in the new award. The Company will recognize expense through December 31, 2010 and make award payments under the revised program in the first quarter of 2011, unless participants elect to further defer the payment of their individual awards. Based on participation in the revised program, the Company expensed $10 million, $8 million and $6 million during the years ended December 31, 2009, 2008 and 2007, respectively, related to the revised program.

In December 2007, the Company adopted a deferred compensation plan whereby certain of the Company’s senior employees and directors were offered the opportunity to defer a portion of their compensation in exchange for a future payment amount equal to their deferments plus or minus certain amounts based upon the market performance of specified measurement funds selected by the participant. Participants are required to make deferral elections under the plan prior to January 1 of the year such deferrals will be withheld from their compensation. The Company expensed less than $1 million and $1 million during the years ended December 31, 2009 and 2008, respectively, related to this plan.

Long-Term Incentive Plan

Effective January 1, 2004, the Company adopted a long-term incentive plan (the “LTIP Plan”) which covers certain members of management and other key employees of the Company. The LTIP Plan is a three-year cash based plan in which awards are based on annual and three-year cumulative targets (as defined in the LTIP Plan). In February 2007, $26 million was paid to the LTIP plan participants. There are no additional amounts due under the LTIP Plan.

In December 2008, the Company granted time-vesting cash awards of $22 million to the Company’s executive officers and certain other key employees. Each award of cash vests 30% on October 14, 2009, 30% on October 14, 2010 and 40% on October 14, 2011. In its sole discretion, the compensation committee of the Board of Directors may at any time convert all or a portion of the cash award to an award of time-vesting restricted stock units. The liability cash awards are being accrued and expensed over the term of the agreements outlined above. During the year ended December 31, 2009, less than $1 million was paid to participants who left the Company. In October 2009, the Company paid cash awards totaling $6 million to active employees, representing 30% of the remaining outstanding cash awards. During the years ended December 31, 2009 and 2008, the Company expensed $7 million and less than $1 million, respectively, related to the cash awards.

Stock Options

The Company has a stock-based compensation plan that makes awards of stock options to the Company’s executives and certain employees. It is the Company’s policy to grant options with an exercise price equal to the average of the high and low price of the Company’s Series A common stock on the grant date. The options issued have a ten-year term and vest on a graded basis over periods ranging from one to five years. The estimated value of the Company’s stock-based awards less expected forfeitures is recognized over the awards’ respective vesting period on a straight-line basis.

The fair value of each option granted is estimated on the grant date using the Black-Scholes option pricing method. The weighted average assumptions used in the model are outlined in the following table:

	Year Ended December 31,
	2009	2008	2007

Risk-free interest rate	1.90%	3.30%	4.60%
Estimated life in years	5.20	7.70	6.80
Dividend yield	0.96%	0.38%	0.42%
Volatility	54.30%	31.40%	27.50%

The computation of the expected volatility assumption used in the Black-Scholes calculations for new grants is based on the Company’s historical volatilities. When establishing the expected life assumptions, the Company reviews annual historical employee exercise behavior of option grants with similar vesting periods.

A summary of changes in stock options outstanding is as follows:

	Year Ended December 31, 2009
			Weighted-
			Average
		Weighted-	Remaining	Aggregate
	Number of	Average	Contractual	Intrinsic
	Options	Exercise Price	Term	Value
	(In millions)	(In $)	(In years)	(In $ millions)

As of December 31, 2008	7.0	19.35
Granted	0.1	17.17
Exercised	(0.8)	17.79
Forfeited	(0.3)	34.06

As of December 31, 2009	6.0	19.01	5.6	79

Options exercisable at end of year	5.0	17.09	5.3	75

The weighted-average grant-date fair value of stock options granted during the years ended December 31, 2009, 2008, and 2007 was $7.46, $16.78, and $14.42, respectively, per option. The total intrinsic value of options exercised during the years ended December 31, 2009, 2008, and 2007 was $9 million, $27 million, and $84 million, respectively. As of December 31, 2009, the Company had approximately $7 million of total unrecognized compensation expense related to stock options, excluding estimated forfeitures, expected to be recognized over a weighted-average period of 1.3 years. Cash received from stock option exercises was $14 million, $18 million, and $69 million during the years ended December 31, 2009, 2008, and 2007, respectively. There was no tax benefit realized from stock option exercises during the year ended December 31, 2009. During the year ended December 31, 2008 the Company reversed $8 million of the $19 million tax benefit that was realized during the year ended December 31, 2007.

During 2009, the Company extended the contractual life of 4 million fully vested share options held by 6 employees. As a result of that modification, the Company recognized additional compensation expense of $1 million for the year ended December 31, 2009.

Restricted Stock Units (“RSUs”)

Performance-based RSUs. The Company grants performance-based RSUs to the Company’s executive officers and certain employees once per year. The Company may also grant performance-based RSUs to certain new employees or to employees who assume positions of increasing responsibility at the time those events occur. The number of performance-based RSUs that ultimately vest is dependent on one or both of the following as per the terms of the specific award agreement: The achievement of 1) internal profitability targets (performance condition) and 2) market performance targets measured by the comparison of the Company’s stock performance versus a defined peer group (market condition).

The performance-based RSUs generally cliff-vest during the Company’s quarter-end September 30 black-out period three years from the date of grant. The ultimate number of shares of the Company’s Series A common stock issued will range from zero to stretch, with stretch defined individually under each award, net of personal income taxes withheld. The market condition is factored into the estimated fair value per unit and compensation expense for each award will be based on the probability of achieving internal profitability targets, as applicable, and recognized on a straight-line basis over the term of the respective grant, less estimated forfeitures. For performance-based RSUs granted without a performance condition, compensation expense is based on the fair value per unit recognized on a straight-line basis over the term of the grant, less estimated forfeitures.

In April 2007, the Company granted performance-based RSUs to certain employees that vest annually in equal tranches beginning October 1, 2008 through October 1, 2011 and include a market condition. The performance-based RSUs awarded include a catch-up provision that provides for an additional year of vesting of previously unvested amounts, subject to certain maximums. Compensation expense is based on the fair value per unit recognized on a straight-line basis over the term of the grant, less estimated forfeitures.

A summary of changes in performance-based RSUs outstanding is as follows:

		Weighted
	Number of	Average
	Units	Fair Value
	(In thousands)	(In $)

Nonvested at December 31, 2008	1,188	19.65
Granted	420	38.16
Vested	(79)	21.30
Forfeited	(114)	17.28

Nonvested at December 31, 2009	1,415	25.24

The fair value of shares vested for performance-based RSUs during the years ended December 31, 2009 and 2008 was $2 million and $3 million, respectively. There were no vestings that occurred during the year ended December 31, 2007.

Fair value for the Company’s performance-based RSUs was estimated at the grant date using a Monte Carlo simulation approach. Monte Carlo simulation was utilized to randomly generate future stock returns for the Company and each company in the defined peer group for each grant based on company-specific dividend yields, volatilities and stock return correlations. These returns were used to calculate future performance-based RSU vesting percentages and the simulated values of the vested performance-based RSUs were then discounted to present value using a risk-free rate, yielding the expected value of these performance-based RSUs.

The range of assumptions used in the Monte Carlo simulation approach is outlined in the following table:

	Year Ended December 31,
	2009	2008	2007

Risk-free interest rate	1.11%	1.05%	4.53 - 4.55%
Dividend yield	0.00 - 4.64%	0.00 - 12.71%	0.00 - 2.76%
Volatility	25 - 75%	20 - 70%	20 - 45%

In December 2008, the Company granted 200,000 performance units to be settled in cash to the Company’s Chief Executive Officer. The terms of the performance units are substantially similar to the performance-based RSUs granted in December 2008 and include a performance condition and a market condition. The value of the performance units is equivalent to the value of one share of the Company’s Series A common stock and any amounts that may vest under the performance unit award agreement are to be settled in cash rather than shares of the Company’s Series A common stock. The compensation committee of the Board of Directors may elect to convert all or any portion of the performance units award to an award of an equivalent value of performance-based RSUs.

Time-based RSUs. The Company grants non-employee Directors time-based RSUs annually that generally vest one year after grant. The fair value of the time-based RSUs is equal to the closing price of the Company’s Series A common stock on the grant date.

The Company also grants time-based RSUs to the Company’s executives and certain employees that vest ratably over time intervals ranging from two to four years. The fair value of the time-based RSUs is equal to the average of the high and low price of the Company’s Series A common stock on the grant date.

A summary of changes in time-based RSUs outstanding is as follows:

	Employee Time-based RSUs		Director Time-Based RSUs
		Weighted		Weighted
	Number of	Average	Number of	Average
	Units	Fair Value	Units	Fair Value
	(In thousands)	(In $)	(In thousands)	(In $)

Nonvested at December 31, 2008	105	39.34	15	44.02
Granted	421	23.13	41	16.58
Vested	(23)	37.60	(15)	44.02
Forfeited	(1)	39.53	-	-

Nonvested at December 31, 2009	502	25.57	41	16.58

As of December 31, 2009, there was approximately $35 million of unrecognized compensation cost related to RSUs, excluding estimated forfeitures, expected to be recognized over a weighted-average period of 2.3 years. The fair value of shares vested for time-based RSUs during the years ended December 31, 2009 and 2008 was $2 million and $1 million, respectively. No RSUs vested during the year ended December 31, 2007.

21.	Leases

Total rent expense charged to operations under all operating leases was $148 million, $141 million and $122 million for the years ended December 31, 2009, 2008 and 2007, respectively. Future minimum lease payments under non-cancelable rental and lease agreements which have initial or remaining terms in excess of one year as of December 31, 2009 are as follows:

	Capital	Operating
	(In $ millions)

2010	63	50
2011	39	36
2012	38	31
2013	35	24
2014	35	16
Later years	276	46
Sublease income	-	(29)

Minimum lease commitments	486	174

Less amounts representing interest	244

Present value of net minimum lease obligations	242

The Company expects that, in the normal course of business, leases that expire will be renewed or replaced by other leases.

22.	Derivative Financial Instruments

Interest Rate Risk Management

To reduce the interest rate risk inherent in the Company’s variable rate debt, the Company utilizes interest rate swap agreements to convert a portion of the variable rate debt to a fixed rate obligation. These interest rate swap agreements are designated as cash flow hedges. If an interest rate swap agreement is terminated prior to its maturity, the amount previously recorded in Accumulated other comprehensive income (loss), net is recognized into earnings over the period that the hedged transaction impacts earnings. If the hedging relationship is discontinued because it is probable that the forecasted transaction will not occur according to the original strategy, any related amounts previously recorded in Accumulated other comprehensive income (loss), net are recognized into earnings immediately.

As of December 31, 2006, the Company had an interest rate swap agreement in place with a notional value of $300 million. On March 29, 2007, in connection with the April 2007 debt refinancing, the Company terminated this interest rate swap agreement and recognized a gain of $2 million related to amounts previously recorded in Accumulated other comprehensive income (loss), net.

In March 2007, in anticipation of the April 2007 debt refinancing, the Company entered into various US dollar and Euro interest rate swap agreements, which became effective on April 2, 2007, with notional amounts of $1.6 billion and €150 million, respectively. The notional amount of the $1.6 billion US dollar interest rate swaps decreased by $400 million effective January 2, 2008 and decreased by another $200 million effective January 2, 2009. To offset the declines, the Company entered into US dollar interest rate swaps with a combined notional amount of $400 million which became effective on January 2, 2008 and an additional US dollar interest rate swap with a notional amount of $200 million which became effective April 2, 2009. The notional amount of the interest rate swaps decreased by $100 million effective January 4, 2010. No new swaps were entered into to offset the declines.

The Company recognized interest (expense) income from hedging activities relating to interest rate swaps of ($63) million, ($18) million and $6 million for the years ended December 31, 2009, 2008 and 2007, respectively. The Company recorded a net loss of $0 million for the year ended December 31, 2009 and less than $1 million for each of the years ended December 31, 2008 and 2007, to Other income (expense), net in the consolidated statements of operations for the ineffective portion of the interest rate swap agreements. The Company recorded an unrealized gain (loss) on interest rate swaps of $15 million and ($79) million during the years ended December 31, 2009 and 2008, respectively.

Foreign Exchange Risk Management

Certain entities have receivables and payables denominated in currencies other than their respective functional currencies, which creates foreign exchange risk. The Company enters into foreign currency forwards and swaps to minimize its exposure to foreign currency fluctuations. Through these instruments, the Company mitigates its foreign currency exposure on transactions with third party entities as well as intercompany transactions. The currently outstanding foreign currency contracts are hedging booked exposure, however the Company may from time to time hedge its currency exposure related to forecasted transactions. Forward contracts are not designated as hedges under FASB ASC Topic 815.

The following table indicates the total US dollar equivalents of net foreign exchange exposure related to (short) long foreign exchange forward contracts outstanding by currency. All of the contracts included in the table below will have approximately offsetting effects from actual underlying payables, receivables, intercompany loans or other assets or liabilities subject to foreign exchange remeasurement.

2010 Maturity
(In $ millions)

Currency
Euro	(372)
British pound sterling	(90)
Chinese renminbi	(200)
Mexican peso	(5)
Singapore dollar	27
Canadian dollar	(48)
Japanese yen	8
Brazilian real	(11)
Swedish krona	15
Other	(1)

Total	(677)

To protect the foreign currency exposure of a net investment in a foreign operation, the Company entered into cross currency swaps with certain financial institutions in 2004. The cross currency swaps and the Euro-denominated portion of the senior term loan were designated as a hedge of a net investment of a foreign operation. The Company dedesignated the net investment hedge due to the debt refinancing in April 2007 and redesignated the cross currency swaps and new senior Euro term loan in July 2007. As a result, the Company recorded $26 million of mark-to-market losses related to the cross currency swaps and the new senior Euro term loan during this period.

Under the terms of the cross currency swap arrangements, the Company paid approximately €13 million in interest and received approximately $16 million in interest on June 15 and December 15 of each year. The fair value of the net obligation under the cross currency swaps was included in current Other liabilities in the consolidated balance sheets as of December 31, 2007. Upon maturity of the cross currency swap agreements in June 2008, the Company owed €276 million ($426 million) and was owed $333 million. In settlement of the obligation, the Company paid $93 million (net of interest of $3 million) in June 2008.

During the year ended December 31, 2008, the Company dedesignated €385 million of the €400 Euro-denominated portion of the term loan, previously designated as a hedge of a net investment of a foreign operation. The remaining €15 million Euro-denominated portion of the term loan was dedesignated as a hedge of a net investment of a foreign operation in June 2009. Prior to the dedesignations, the Company had been using external derivative contracts to offset foreign currency exposures on certain intercompany loans. As a result of the dedesignations, the foreign currency exposure created by the Euro-denominated term loan is expected to offset the foreign currency exposure on certain intercompany loans, decreasing the need for external derivative contracts and reducing the Company’s exposure to external counterparties.

The effective portion of the gain (loss) on the derivative (cross currency swaps) is recorded in Accumulated other comprehensive income (loss), net. For the years ended December 31, 2009, 2008 and 2007, the amount charged to Accumulated other comprehensive income (loss), net was $0 million, $(19) million and $(19) million, respectively. The gain (loss) related to items excluded from the assessment of hedge effectiveness of the cross currency swaps are recorded to Other income (expense), net in the consolidated statements of operations. For the years ended December 31, 2009, 2008 and 2007, the amount charged to

Other income (expense), net in the consolidated statements of operations was $0 million, $1 million and $(6) million, respectively.

Commodity Risk Management

The Company has exposure to the prices of commodities in its procurement of certain raw materials. The Company manages its exposure primarily through the use of long-term supply agreements and derivative instruments. The Company regularly assesses its practice of purchasing a portion of its commodity requirements forward and utilization of other raw material hedging instruments, in addition to forward purchase contracts, in accordance with changes in market conditions. Forward purchases and swap contracts for raw materials are principally settled through actual delivery of the physical commodity. For qualifying contracts, the Company has elected to apply the normal purchases and normal sales exception of FASB ASC Topic 815, as it was probable at the inception and throughout the term of the contract that they would not settle net and would result in physical delivery. As such, realized gains and losses on these contracts are included in the cost of the commodity upon the settlement of the contract.

In addition, the Company occasionally enters into financial derivatives to hedge a component of a raw material or energy source. Typically, these types of transactions do not qualify for hedge accounting. These instruments are marked to market at each reporting period and gains (losses) are included in Cost of sales in the consolidated statements of operations. The Company recognized no gain or loss from these types of contracts during the years ended December 31, 2009 and 2008 and less than $1 million during the year ended December 31, 2007. As of December 31, 2009, the Company did not have any open financial derivative contracts for commodities.

The following table presents information regarding changes in the fair value of the Company’s derivative arrangements:

	Year ended December 31, 2009
	Gain (Loss)
	Recognized
	in Other	Gain (Loss)
	Comprehensive	Recognized
	Income	in Income
	(In $ millions)

Derivatives designated as cash flow hedging instruments
Interest rate swaps	(40)	(63	) (1)
Derivatives designated as net investment hedging instruments
Euro-denominated term loan	—	—
Derivatives not designated as hedging instruments
Foreign currency forwards and swaps	—	(20)

Total	(40)	(83)

(1)	Amount represents reclassification from Accumulated other comprehensive income and is classified as interest expense in the consolidated statement of operations.

See Note 23, Fair Value Measurements, for additional information regarding the fair value of the Company’s derivative arrangements.

23.	Fair Value Measurements

As discussed in Note 2, the Company adopted certain provisions of FASB ASC Topic 820 on January 1, 2008 and 2009. FASB ASC Topic 820 establishes a three-tiered fair value hierarchy that prioritizes inputs to valuation techniques used in fair value calculations. The three levels of inputs are defined as follows:

Level 1 — unadjusted quoted prices for identical assets or liabilities in active markets accessible by the Company

Level 2 — inputs that are observable in the marketplace other than those inputs classified as Level 1

Level 3 — inputs that are unobservable in the marketplace and significant to the valuation

FASB ASC Topic 820 requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs. If a financial instrument uses inputs that fall in different levels of the hierarchy, the instrument will be categorized based upon the lowest level of input that is significant to the fair value calculation.

The Company’s financial assets and liabilities are measured at fair value on a recurring basis and include marketable securities and derivative financial instruments. Marketable securities include US government and corporate bonds, mortgage-backed securities and equity securities. Derivative financial instruments include interest rate swaps and foreign currency forwards and swaps.

Marketable Securities. Where possible, the Company utilizes quoted prices in active markets to measure debt and equity securities; such items are classified as Level 1 in the hierarchy and include equity securities and US government bonds. When quoted market prices for identical assets are unavailable, varying valuation techniques are used. Common inputs in valuing these assets include, among others, benchmark yields, issuer spreads, forward mortgage-backed securities trade prices and recently reported trades. Such assets are classified as Level 2 in the hierarchy and typically include mortgage-backed securities, corporate bonds and other US government securities.

Derivative Financial Instruments. Derivative financial instruments are valued in the market using discounted cash flow techniques. These techniques incorporate Level 1 and Level 2 inputs such as interest rates and foreign currency exchange rates. These market inputs are utilized in the discounted cash flow calculation considering the instrument’s term, notional amount, discount rate and credit risk. Significant inputs to the derivative valuation for interest rate swaps and foreign currency forwards and swaps are observable in the active markets and are classified as Level 2 in the hierarchy.

The following fair value hierarchy table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis:

	Fair Value Measurement Using
	Quoted Prices	Significant
	in Active	Other
	Markets for	Observable
	Identical Assets	Inputs
	(Level 1)	(Level 2)	Total
	(In $ millions)

Marketable securities, at fair value
US government debt securities	—	28	28
US corporate debt securities	—	1	1
Equity securities	52	—	52
Money market deposits and other securities	—	2	2
Derivatives not designated as hedging instruments
Foreign currency forwards and swaps	—	12	12(1)

Total assets as of December 31, 2009	52	43	95

Derivatives designated as cash flow hedging instruments
Interest rate swaps	—	(68)	(68	) (2)
Interest rate swaps	—	(44)	(44	) (3)
Derivatives not designated as hedging instruments
Foreign currency forwards and swaps	—	(7)	(7	) (2)

Total liabilities as of December 31, 2009	—	(119)	(119)

Marketable securities
US government debt securities	—	52	52
US corporate debt securities	—	3	3
Equity securities	42	—	42
Money market deposits and other securities	—	3	3
Derivatives not designated as hedging instruments
Foreign currency forwards and swaps	—	54	54	(1)

Total assets as of December 31, 2008	42	112	154

Derivatives designated as cash flow hedging instruments
Interest rate swaps	—	(42)	(42	) (2)
Interest rate swaps	—	(76)	(76	) (3)
Derivatives not designated as hedging instruments
Foreign currency forwards and swaps	—	(25)	(25	) (2)

Total liabilities as of December 31, 2008	—	(143)	(143)

(1)	Included in current Other assets in the consolidated balance sheets.

(2)	Included in current Other liabilities in the consolidated balance sheets.

(3)	Included in noncurrent Other liabilities in the consolidated balance sheets.

Summarized below are the carrying values and estimated fair values of financial instruments that are not carried at fair value on the Company’s consolidated balance sheets:

	As of December 31,		As of December 31,
	2009		2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In $ millions)

Cost investments (As Adjusted, Note 8 and Note 31)	129	—	130	—
Insurance contracts in nonqualified pension trusts	66	66	67	67
Long-term debt, including current installments of long-term debt	3,361	3,246	3,381	2,404

In general, the cost investments included in the table above are not publicly traded and their fair values are not readily determinable; however, the Company believes the carrying values approximate or are less than the fair values.

As of December 31, 2009 and 2008, the fair values of cash and cash equivalents, receivables, trade payables, short-term debt and the current installments of long-term debt approximate carrying values due to the short-term nature of these instruments. These items have been excluded from the table with the exception of the current installments of long-term debt. Additionally, certain noncurrent receivables, principally insurance recoverables, are carried at net realizable value.

The fair value of long-term debt is based on valuations from third-party banks and market quotations.

24.	Commitments and Contingencies

The Company is involved in a number of legal and regulatory proceedings, lawsuits and claims incidental to the normal conduct of business, relating to such matters as product liability, antitrust, intellectual property, workers’ compensation, prior acquisitions and divestitures, past waste disposal practices and release of chemicals into the environment. While it is impossible at this time to determine with certainty the ultimate outcome of these proceedings, lawsuits and claims, the Company is actively defending those matters where the Company is named as a defendant. Additionally, the Company believes, based on the advice of legal counsel, that adequate reserves have been made and that the ultimate outcomes of all such litigation and claims will not have a material adverse effect on the financial position of the Company; however, the ultimate outcome of any given matter may have a material impact on the results of operations or cash flows of the Company in any given reporting period.

Plumbing Actions

CNA Holdings LLC. (“CNA Holdings”), a US subsidiary of the Company, which included the US business now conducted by the Ticona business which is included in the Advanced Engineered Materials segment, along with Shell Oil Company (“Shell”), E.I. DuPont de Nemours and Company (“DuPont”) and others, has been a defendant in a series of lawsuits, including a number of class actions, alleging that plastics manufactured by these companies that were utilized in the production of plumbing systems for residential property were defective or caused such plumbing systems to fail. Based on, among other things, the findings of outside experts and the successful use of Ticona’s acetal copolymer in similar applications, CNA Holdings does not believe Ticona’s acetal copolymer was defective or caused the plumbing systems to fail. In many cases CNA Holdings’ potential future exposure may be limited by invocation of the statute of limitations since CNA Holdings ceased selling the resin for use in the plumbing systems in site-built homes during 1986 and in manufactured homes during 1990.

In November 1995, CNA Holdings, DuPont and Shell entered into national class action settlements that called for the replacement of plumbing systems of claimants who have had qualifying leaks, as well as reimbursements for certain leak damage. In connection with such settlement, the three companies had agreed to fund these replacements and reimbursements up to an aggregate amount of $950 million. As of December 31, 2009, the aggregate funding is $1,109 million, due to additional contributions and funding commitments made primarily by other parties.

During the period between 1995 and 2001, CNA Holdings was also named as a defendant in the following putative class actions:

•    Cox, et al. v. Hoechst Celanese Corporation, et al., No. 94-0047 (Chancery Ct., Obion County, Tennessee) (class was certified).

•    Couture, et al. v. Shell Oil Company, et al., No. 200-06-000001-985 (Quebec Superior Court, Canada).

•    Dilday, et al. v. Hoechst Celanese Corporation, et al., No. 15187 (Chancery Ct., Weakley County, Tennessee).

•    Furlan v. Shell Oil Company, et al., No. C967239 (British Columbia Supreme Court, Vancouver Registry, Canada).

•    Gariepy, et al. v. Shell Oil Company, et al., No. 30781/99 (Ontario Court General Division, Canada).

•    Shelter General Insurance Co., et al. v. Shell Oil Company, et al., No. 16809 (Chancery Ct., Weakley County, Tennessee).

•    St. Croix Ltd., et al. v. Shell Oil Company, et al., No. 1997/467 (Territorial Ct., St. Croix Division, the US Virgin Islands).

•    Tranter v. Shell Oil Company, et al., No. 46565/97 (Ontario Court General Division, Canada).

In addition, between 1994 and 2008 CNA Holdings was named as a defendant in numerous non-class actions filed in Arizona, Florida, Georgia, Louisiana, Mississippi, New Jersey, Tennessee and Texas, the US Virgin Islands and Canada of which ten are currently pending. In all of these actions, the plaintiffs have sought recovery for alleged damages caused by leaking polybutylene plumbing. Damage amounts have generally not been specified but these cases generally do not involve (either individually or in the aggregate) a large number of homes.

As of December 31, 2009, the Company had remaining accruals of $55 million, of which $1 million is included in current Other liabilities in the consolidated balance sheets. As of December 31, 2008, the Company had remaining accruals of $64 million, of which $2 million was included in current Other liabilities in the consolidated balance sheets.

The Company reached settlements with CNA Holdings’ insurers specifying their responsibility for these claims. During the year ended December 31, 2007, the Company received $23 million of insurance proceeds from various CNA Holdings’ insurers as full satisfaction for their responsibility for these claims. During the year ended December 31, 2008, the Company received less than $1 million from insurers. During the year ended December 31, 2009, the Company recognized a $9 million decrease in legal reserves for plumbing claims due to the Company’s ongoing assessment of the likely outcome of the plumbing actions and the expiration of the statute of limitation.

Plumbing Insurance Indemnifications

Celanese GmbH entered into agreements with insurance companies related to product liability settlements associated with Celcon® plumbing claims. These agreements, except those with insolvent insurance companies, require the Company to indemnify and/or defend these insurance companies in the event that third parties seek additional monies for matters released in these agreements. The indemnifications in these agreements do not provide for time limitations.

In certain of the agreements, Celanese GmbH received a fixed settlement amount. The indemnities under these agreements generally are limited to, but in some cases are greater than, the amount received in settlement from the insurance company. The maximum exposure under these indemnifications is $95 million. Other settlement agreements have no stated limits.

There are other agreements whereby the settling insurer agreed to pay a fixed percentage of claims that relate to that insurer’s policies. The Company has provided indemnifications to the insurers for amounts paid in excess of the settlement percentage. These indemnifications do not provide for monetary or time limitations.

Sorbates Antitrust Actions

In May 2002, the European Commission informed Hoechst AG (“Hoechst”) of its intent to officially investigate the sorbates industry. In early January 2003, the European Commission served Hoechst, Nutrinova, Inc., a US subsidiary of Nutrinova Nutrition Specialties & Food Ingredients GmbH and previously a wholly owned subsidiary of Hoechst (“Nutrinova”), and a number of competitors of Nutrinova with a statement of objections alleging unlawful, anticompetitive behavior affecting the European sorbates market. In October 2003, the European Commission ruled that Hoechst, Chisso Corporation, Daicel Chemical Industries Ltd. (“Daicel”), The Nippon Synthetic Chemical Industry Co. Ltd. and Ueno Fine Chemicals Industry Ltd. operated a cartel in the European sorbates market between 1979 and 1996. The European Commission imposed a total fine of €138 million on such companies, of which €99 million was assessed against Hoechst and its legal successors. The case against Nutrinova was closed. Pursuant to the Demerger Agreement with Hoechst, Celanese GmbH was assigned the obligation related to the sorbates antitrust matter; however, Hoechst, and its legal successors, agreed to indemnify Celanese GmbH for 80% of any costs Celanese GmbH incurred relative to this matter. Accordingly, Celanese GmbH recognized a receivable from Hoechst from this indemnification. In June 2008, the Court of First Instance of the European Communities (Fifth Chamber) reduced the fine against Hoechst to €74.25 million and in July 2008, Hoechst paid the €74.25 million fine. In August 2008, the Company paid Hoechst €17 million, including interest of €2 million, in satisfaction of its 20% obligation with respect to the fine.

Based on the advice of external counsel and a review of the existing facts and circumstances relating to the sorbates antitrust matters, including the settlement of the European Union’s investigation, as well as civil claims filed and settled, the Company released its accruals related to the settled sorbates antitrust matters and the indemnification receivables resulting in a gain of $8 million, net, included in Other (charges) gains, net, in the consolidated statements of operations for the year ended December 31, 2008.

In addition, in 2004 a civil antitrust action styled Freeman Industries LLC v. Eastman Chemical Co., et. al. was filed against Hoechst and Nutrinova, Inc. in the Law Court for Sullivan County in Kingsport, Tennessee. The plaintiff sought monetary damages and other relief for alleged conduct involving the sorbates industry. The trial court dismissed the plaintiff’s claims and upon appeal the Supreme Court of Tennessee affirmed the dismissal of the plaintiff’s claims. In December 2005, the plaintiff lost an attempt to amend its complaint and the entire action was dismissed with prejudice. Plaintiff’s counsel subsequently filed a new complaint with new class representatives in the District Court of the District of Tennessee. The Company’s

motion to strike the class allegations was granted in April 2008 and the plaintiff’s request to appeal the ruling remains pending.

Polyester Staple Antitrust Litigation

CNA Holdings, the successor in interest to Hoechst Celanese Corporation (“HCC”), Celanese Americas Corporation and Celanese GmbH (collectively, the “Celanese Entities”) and Hoechst, the former parent of HCC, were named as defendants in two actions (involving 25 individual participants) filed in September 2006 by US purchasers of polyester staple fibers manufactured and sold by HCC. The actions allege that the defendants participated in a conspiracy to fix prices, rig bids and allocate customers of polyester staple sold in the United States. These actions were consolidated in a proceeding by a Multi-District Litigation Panel in the United States District Court for the Western District of North Carolina styled In re Polyester Staple Antitrust Litigation, MDL 1516. On June 12, 2008 the court dismissed these actions against all Celanese Entities in consideration of a payment by the Company of $107 million. This proceeding related to sales by the polyester staple fibers business which Hoechst sold to KoSa, Inc. in 1998. Accordingly, the impact of this settlement is reflected within discontinued operations in the consolidated statements of operations for the year ended December 31, 2008. The Company also previously entered into tolling arrangements with four other alleged US purchasers of polyester staple fibers manufactured and sold by the Celanese Entities. These purchasers were not included in the settlement and one such company filed suit against the Company in December 2008 in the Western District of North Carolina entitled Milliken & Company v. CNA Holdings, Inc., Celanese Americas Corporation and Hoechst AG (No. 8-CV-00578). The Company is actively defending this matter and has filed a motion to dismiss, which is pending with the court.

In December 1998, HCC sold its polyester staple business (the “1998 Sale”) to KoSa B.V., f/k/a Arteva B.V., a subsidiary of Koch Industries, Inc. (“KoSa”), under an asset purchase agreement (“APA”). In August of 2002, Arteva Specialties, S.a.r.l., a subsidiary of KoSa (“Arteva Specialties”), pled guilty to a criminal violation of the Sherman Act relating to anti-competitive conduct following the 1998 Sale. Shortly thereafter, various polyester staple customers filed approximately 50 civil anti-trust lawsuits against KoSa and Arteva Specialties, some of which alleged anti-competitive conduct prior to the 1998 Sale. In a complaint filed on November 3, 2003 in the United States District Court for the Southern District of New York, Koch Industries, Inc. et al. v. Hoechst Aktiengellschaft et al., No. 03-cv-8679, Koch Industries, Inc., KoSa, Arteva Specialties and Arteva Services S.a.r.l. sought recovery from Hoechst and the Celanese Entities exceeding $371 million. In the complaint, the plaintiffs alleged claims of fraud, unjust enrichment and indemnification for retained liabilities and for breach of contractual representations and warranties under the APA. Both parties filed motions for summary judgment in 2009. On July 19, 2010, the court granted in part and denied in part the pending motions. The court dismissed the plaintiffs’ claims for fraud and unjust enrichment, which also eliminated plaintiffs’ claims for punitive damages. The court also held that the plaintiffs cannot recover damages for liabilities arising out of the operation of the polyester staple business incurred after the 1998 Sale. The plaintiffs can recover damages for the costs of defending and settling civil antitrust actions brought against them to the extent such damages arose out of the operation of the polyester staple business prior to the 1998 Sale (i.e., “Retained Liabilities” as defined in the APA). The plaintiffs have alleged that they paid approximately $135 million for the costs of settling and defending both pre- and post-1998 Sale civil antitrust actions. The court reserved for trial the calculation and allocation of any damages to which the plaintiffs would be entitled under the relevant sections of the APA. Because of insufficient information, including that contained in the record, we are unable to estimate the amount of the Company’s loss for this matter. The court also preserved for trial the plaintiffs’ claim for breach of contractual representations and warranties under the APA. No date has been set for trial. The Company is actively defending this matter.

Acetic Acid Patent Infringement Matters

On May 9, 1999, Celanese International Corporation filed a private criminal action styled Celanese International Corporation v. China Petrochemical Development Corporation against China Petrochemical Development Corporation (“CPDC”) in the Taiwan Kaoshiung District Court alleging that CPDC infringed Celanese International Corporation’s patent covering the manufacture of acetic acid. Celanese International Corporation also filed a supplementary civil brief that, in view of changes in Taiwanese patent laws, was subsequently converted to a civil action alleging damages against CPDC based on a period of infringement of ten years, 1991-2000, and based on CPDC’s own data that was reported to the Taiwanese securities and exchange commission. Celanese International Corporation’s patent was held valid by the Taiwanese patent office. On August 31, 2005, the District Court held that CPDC infringed Celanese International Corporation’s acetic acid patent and awarded Celanese International Corporation approximately $28 million (plus interest) for the period of 1995 through 1999. In October 2008, the High Court, on appeal, reversed the District Court’s $28 million award to the Company. The Company appealed to the Superior Court in November 2008, and the court remanded the case to the Intellectual Property Court on June 4, 2009. On January 16, 2006, the District Court awarded Celanese International Corporation $800,000 (plus interest) for the year 1990. In January 2009, the High Court, on appeal, affirmed the District Court’s award and CPDC appealed on February 5, 2009 to the Supreme Court. On June 29, 2007, the District Court awarded Celanese International Corporation $60 million (plus interest) for the period of 2000 through 2005. CPDC appealed this ruling and on July 21, 2009, the High Court ruled in CPDC’s favor. The Company appealed to the Supreme Court and in December 2009, the case was remanded to the Intellectual Property Court.

Workers Compensation Claims

The Company has been provided with notices of claims filed with the South Carolina Workers’ Compensation Commission and the North Carolina Industrial Commission. The notices of claims identify various alleged injuries to current and former employees arising from alleged exposure to undefined chemicals at current and former plant sites in South Carolina and North Carolina. As of December 31, 2009, there were 950 claims pending. The Company has reserves for defense costs related to these matters.

Asbestos Claims

As of December 31, 2009, Celanese Ltd. and/or CNA Holdings, Inc., both US subsidiaries of the Company, are defendants in approximately 526 asbestos cases. During the year ended December 31, 2009, 56 new cases were filed against the Company, 90 cases were resolved, and 1 case was added after further analysis by outside counsel. Because many of these cases involve numerous plaintiffs, the Company is subject to claims significantly in excess of the number of actual cases. The Company has reserves for defense costs related to claims arising from these matters. The Company believes that there is no material exposure related to these matters.

Award Proceedings in relation to Domination Agreement and Squeeze-Out

On October 1, 2004, a Domination Agreement between Celanese GmbH and the Purchaser became operative, pursuant to which the Purchaser became obligated to offer to acquire all outstanding Celanese GmbH shares from the minority shareholders of Celanese GmbH in return for payment of fair cash compensation (“Squeeze-Out”). The amount of this fair cash compensation was determined to be €41.92 per share, plus interest, in accordance with applicable German law. Until the Squeeze-Out was registered in the commercial register in Germany on December 22, 2006, any minority shareholder who elected not to sell its shares to the Purchaser was entitled to remain a shareholder of Celanese GmbH and to receive from the

Purchaser a gross guaranteed annual payment on its shares of €3.27 per Celanese GmbH share less certain corporate taxes in lieu of any dividend.

The amounts of the fair cash compensation and of the guaranteed annual payment offered under the Domination Agreement as well as the Squeeze-Out compensation are under court review in two separate special award proceedings. The amounts of the fair cash compensation and of the guaranteed annual payment offered under the Domination Agreement may be increased in special award proceedings initiated by minority shareholders, which may further reduce the funds the Purchaser can otherwise make available to the Company. As of March 30, 2005, several minority shareholders of Celanese GmbH had initiated special award proceedings seeking the court’s review of the amounts of the fair cash compensation and of the guaranteed annual payment offered under the Domination Agreement. As a result of these proceedings, the amount of the fair cash consideration and the guaranteed annual payment offered under the Domination Agreement could be increased by the court so that all minority shareholders, including those who have already tendered their shares into the mandatory offer and have received the fair cash compensation could claim the respective higher amounts. The court dismissed all of these proceedings in March 2005 on the grounds of inadmissibility. Thirty-three plaintiffs appealed the dismissal, and in January 2006, twenty-three of these appeals were granted by the court. They were remanded back to the court of first instance, where the valuation will be further reviewed. On December 12, 2006, the court of first instance appointed an expert to help determine the value of Celanese GmbH. In the first quarter of 2007, certain minority shareholders that received €66.99 per share as fair cash compensation also filed award proceedings challenging the amount they received as fair cash compensation. The case remains pending before the court of the first instance.

The Company received applications for the commencement of award proceedings filed by 79 shareholders against the Purchaser with the Frankfurt District Court requesting the court to set a higher amount for the Squeeze-Out compensation. The motions are based on various alleged shortcomings and mistakes in the valuation of Celanese GmbH done for purposes of the Squeeze-Out. On May 11, 2007, the court of first instance appointed a common representative for those shareholders that have not filed an application on their own.

Should the court set a higher value for the Squeeze-Out compensation, former Celanese GmbH shareholders who ceased to be shareholders of Celanese GmbH due to the Squeeze-Out are entitled, pursuant to a settlement agreement between the Purchaser and certain former Celanese GmbH shareholders, to claim for their shares the higher of the compensation amounts determined by the court in these different proceedings. Payments these shareholders already received as compensation for their shares will be offset so that those shareholders who ceased to be shareholders of Celanese GmbH due to the Squeeze-Out are not entitled to more than the higher of the amount set in the two court proceedings.

The Purchaser and Celanese GmbH have entered into a new domination agreement on March 26, 2010 which became effective on April 9, 2010 (the “Domination Agreement II”). Under the Domination Agreement II, the Purchaser is required, among other things, to compensate Celanese GmbH for any annual loss incurred, determined in accordance with German accounting requirements, by Celanese GmbH at the end of the fiscal year in which the loss was incurred. This obligation to compensate Celanese GmbH for annual losses will apply during the entire term of the Domination Agreement II. If Celanese GmbH incurs losses during any period of the operative term of the Domination Agreement II and if such losses lead to an annual loss of Celanese GmbH at the end of any given fiscal year during the term of the Domination Agreement II, the Purchaser will be obligated to make a corresponding cash payment to Celanese GmbH to the extent that the respective annual loss is not fully compensated for by the dissolution of profit reserves accrued at the level of Celanese GmbH during the term of the Domination Agreement II. The Purchaser may be able to reduce or avoid cash payments to Celanese GmbH by off-setting against such loss compensation claims by Celanese GmbH any valuable counterclaims against Celanese GmbH that the Purchaser may have. If the Purchaser is obligated to make cash payments to Celanese GmbH to cover an annual loss, we may not have sufficient funds to make payments on our indebtedness when due and, unless the Purchaser is able to obtain funds from a source other than annual profits of Celanese GmbH, The Purchaser may not be able to satisfy its obligation to fund such shortfall.

Guarantees

The Company has agreed to guarantee or indemnify third parties for environmental and other liabilities pursuant to a variety of agreements, including asset and business divestiture agreements, leases, settlement agreements and various agreements with affiliated companies. Although many of these obligations contain monetary and/or time limitations, others do not provide such limitations.

As indemnification obligations often depend on the occurrence of unpredictable future events, the future costs associated with them cannot be determined at this time.

The Company has accrued for all probable and reasonably estimable losses associated with all known matters or claims that have been brought to its attention. These known obligations include the following:

• Demerger Obligations

The Company has obligations to indemnify Hoechst, and its legal successors, for various liabilities under the Demerger Agreement, including for environmental liabilities associated with contamination arising under 19 divestiture agreements entered into by Hoechst prior to the demerger.

The Company’s obligation to indemnify Hoechst, and its legal successors, is subject to the following thresholds:

•    The Company will indemnify Hoechst, and its legal successors, against those liabilities up to €250 million;

•    Hoechst, and its legal successors, will bear those liabilities exceeding €250 million, however the Company will reimburse Hoechst, and its legal successors, for one-third of those liabilities for amounts that exceed €750 million in the aggregate.

The aggregate maximum amount of environmental indemnifications under the remaining divestiture agreements that provide for monetary limits is approximately €750 million. Three of the divestiture agreements do not provide for monetary limits.

Based on the estimate of the probability of loss under this indemnification, the Company had reserves of $32 million and $27 million as of December 31, 2009 and 2008, respectively, for this contingency. Where the Company is unable to reasonably determine the probability of loss or estimate such loss under an indemnification, the Company has not recognized any related liabilities.

The Company has also undertaken in the Demerger Agreement to indemnify Hoechst and its legal successors for liabilities that Hoechst is required to discharge, including tax liabilities, which are associated with businesses that were included in the demerger but were not demerged due to legal restrictions on the transfers of such items. These indemnities do not provide for any monetary or time limitations. The Company has not provided for any reserves associated with this indemnification as it is not probable or estimable. The Company has not made any payments to Hoechst or its legal successors during the years ended December 31, 2009 and 2008, respectively, in connection with this indemnification.

• Divestiture Obligations

The Company and its predecessor companies agreed to indemnify third-party purchasers of former businesses and assets for various pre-closing conditions, as well as for breaches of representations, warranties and covenants. Such liabilities also include environmental liability, product liability, antitrust and other liabilities. These indemnifications and guarantees represent standard contractual terms associated with typical divestiture agreements and, other than environmental liabilities, the Company does not believe that they expose the Company to any significant risk. As of December 31, 2009 and 2008, the Company has reserves in the aggregate of $32 million and $33 million, respectively, for these matters.

The Company has divested numerous businesses, investments and facilities through agreements containing indemnifications or guarantees to the purchasers. Many of the obligations contain monetary and/or time limitations, ranging from one year to thirty years. The aggregate amount of guarantees provided for under these agreements is approximately $1.9 billion as of December 31, 2009. Other agreements do not provide for any monetary or time limitations.

Purchase Obligations

In the normal course of business, the Company enters into commitments to purchase goods and services over a fixed period of time. The Company maintains a number of “take-or-pay” contracts for purchases of raw materials and utilities. As of December 31, 2009, there were outstanding future commitments of $1.7 billion under take-or-pay contracts. The Company recognized $17 million of losses related to take-or-pay contract termination costs for the year ended December 31, 2009 related to the Company’s Pardies, France Project of Closure (see Note 18). The Company does not expect to incur any material losses under take-or-pay contractual arrangements unrelated to the Pardies, France Project of Closure. Additionally, as of December 31, 2009, there were other outstanding commitments of $713 million representing maintenance and service agreements, energy and utility agreements, consulting contracts and software agreements.

In April 2007, Southern Chemical Corporation (“Southern”) filed a petition in the 190th Judicial District Court of Harris County, Texas styled Southern Chemical Corporation v. Celanese Ltd. (Cause No. 2007-25490), seeking declaratory judgment relating to the terms of a multi-year supply contract. The trial court granted the Company’s motion for summary judgment in March 2008 dismissing Southern’s claims. In September 2009, the intermediate Texas appellate court reversed the trial court decision and remanded the case to the trial court. The Texas Supreme Court subsequently declined both parties’ requests that it hear the case. On August 15, 2010, Southern filed a second amended petition adding a claim for breach of contract and seeking damages in an unspecified amount from the Company. Trial has been set for August 2011. The Company does not believe the contractual interpretations set forth by Southern have merit and is vigorously defending the matter.

25.	Supplemental Cash Flow Information

The following table represents supplemental cash flow information for cash and non-cash activities:

	Year Ended December 31,
	2009	2008	2007
	(In $ millions)

Taxes, net of refunds	17	98	181
Interest, net of amounts capitalized	208	259	414	(1)
Noncash investing and financing activities
Fair value adjustment to securities available for sale, net of tax	(3)	(25)	17
Capital lease obligations	38	103	80
Accrued capital expenditures	(9)	(7)	18
Asset retirement obligations	30	8	4
Accrued Ticona Kelsterbach plant relocation costs	22	17	19

(1)	Amount includes premiums paid on early redemption of debt and related issuance costs, net of amounts capitalized, of $217 million for the year ended December 31, 2007.

26.	Business and Geographical Segments

Business Segments

The Company operates through the following business segments:

• Advanced Engineered Materials

The Company’s Advanced Engineered Materials segment develops, produces and supplies a broad portfolio of high performance technical polymers for application in automotive and electronics products as well as other consumer and industrial applications. The Company and its strategic affiliates are a leading participant in the global technical polymers industry. The primary products of Advanced Engineered Materials are used in a broad range of products including automotive components, electronics, appliances, industrial applications, battery separators, conveyor belts, filtration equipment, coatings, medical devices, electrical and electronics.

• Consumer Specialties

The Company’s Consumer Specialties segment consists of the Acetate Products and Nutrinova businesses. The Acetate Products business primarily produces and supplies acetate tow, which is used in the production of filter products. The Company also produces acetate flake which is processed into acetate fiber in the form of a tow band. The Company’s Nutrinova business produces and sells Sunett®, a high intensity sweetener, and food protection ingredients, such as sorbates, for the food, beverage and pharmaceuticals industries.

• Industrial Specialties

The Company’s Industrial Specialties segment includes the Emulsions, PVOH and EVA Performance Polymers businesses. The Company’s Emulsions business is a global leader which produces a broad product portfolio, specializing in vinyl acetate ethylene emulsions, and is a recognized authority on low VOC (volatile organic compounds), an environmentally-friendly technology. As a global leader, the Company’s PVOH business produced a broad portfolio of performance PVOH chemicals engineered to meet specific customer requirements. The Company’s emulsions and PVOH products are used in a wide array of applications including paints and coatings, adhesives, building and construction, glass fiber, textiles and paper. EVA Performance Polymers offers a complete line of low-density polyethylene and specialty ethylene vinyl acetate resins and compounds. EVA Performance Polymers’ products are used in many applications including flexible packaging films, lamination film products, hot melt adhesives, medical tubing and devices, automotive carpet and solar cell encapsulation films.

In July 2009, the Company completed the sale of its PVOH business to Sekisui (Note 4).

• Acetyl Intermediates

The Company’s Acetyl Intermediates segment produces and supplies acetyl products, including acetic acid, VAM, acetic anhydride and acetate esters. These products are generally used as starting materials for colorants, paints, adhesives, coatings, medicines and more. Other chemicals produced in this business segment are organic solvents and intermediates for pharmaceutical, agricultural and chemical products.

• Other Activities

Other Activities primarily consists of corporate center costs, including financing and administrative activities such as legal, accounting and treasury functions and interest income or expense associated with financing activities of the Company, and the captive insurance companies.

The business segment management reporting and controlling systems are based on the same accounting policies as those described in the summary of significant accounting policies in Note 2. The Company evaluates performance based on operating profit, net earnings (loss), cash flows and other measures of financial performance reported in accordance with US GAAP.

Sales and revenues related to transactions between business segments are generally recorded at values that approximate third-party selling prices.

	Advanced
	Engineered	Consumer	Industrial	Acetyl		Other
	Materials	Specialties	Specialties	Intermediates		Activities		Eliminations	Consolidated
	(In $ millions)

As Adjusted (Note 31)
Year ended December 31, 2009
Net sales	808	1,084 (1)	974	2,603	(1)	2		(389)	5,082
Other (charges) gains, net	(18)	(9)	4	(91)		(22	)(3)	—	(136)
Equity in net earnings (loss) of affiliates	78	1	—	5		15		—	99
Earnings (loss) from continuing operations before tax	114	288	89	102		(342)		—	251
Depreciation and amortization	73	50	51	123		11		—	308
Capital expenditures	27	50	45	36		9		—	167	(2)
Goodwill and intangible assets	385	299	62	346		—		—	1,092
Total assets	2,268	1,083	740	1,985		2,336		—	8,412

As Adjusted (Note 31)
Year ended December 31, 2008
Net sales	1,061	1,155	1,406	3,875	(1)	2		(676)	6,823
Other (charges) gains, net	(29)	(2)	(3)	(78)		4		—	(108)
Equity in net earnings (loss) of affiliates	155	—	—	3		14		—	172
Earnings (loss) from continuing operations before tax	190	237	47	312		(353)		—	433
Depreciation and amortization	76	53	62	150		9		—	350
Capital expenditures	55	49	67	86		10		—	267	(2)
Goodwill and intangible assets	398	309	73	363		—		—	1,143
Total assets	1,916	995	903	2,194		1,150		—	7,158

(1)	Includes $389 million, $676 million and $660 million of intersegment sales eliminated in consolidation for the years ended December 31, 2009, 2008 and 2007, respectively.

(2)	Excludes expenditures related to the relocation of the Company’s Ticona plant in Kelsterbach (Note 29) and includes a decrease in accrued capital expenditures of $9 million and $7 million for the years ended December 31, 2009 and 2008, respectively (see Note 25).

(3)	Includes $10 million of insurance recoveries received from the Company’s captive insurance companies related to the Edmonton, Alberta, Canada facility that eliminates in consolidation.

	Advanced
	Engineered	Consumer	Industrial	Acetyl		Other
	Materials	Specialties	Specialties	Intermediates		Activities		Eliminations	Consolidated
	(In $ millions)

As Adjusted (Note 31)
Year ended December 31, 2007
Net sales	1,030	1,111	1,346	3,615	(1)	2		(660)	6,444
Other (charges) gains, net	(4)	(4)	(23)	72		(99	)(3)	—	(58)
Equity in net earnings (loss) of affiliates	123	3	—	6		18		—	150
Earnings (loss) from continuing operations before tax	260	235	28	613		(699)		—	437
Depreciation and amortization	69	51	59	106		6		—	291
Capital expenditures	59	43	63	130		11		—	306	(2)

(1)	Includes $389 million, $676 million and $660 million of intersegment sales eliminated in consolidation for the years ended December 31, 2009, 2008 and 2007, respectively.

(2)	Excludes expenditures related to the relocation of the Company’s Ticona plant in Kelsterbach (Note 29) and includes a decrease in accrued capital expenditures of $9 million and $7 million for the years ended December 31, 2009 and 2008, respectively (see Note 25).

(3)	Includes $35 million of insurance recoveries received from the Company’s captive insurance companies related to the Clear Lake, Texas facility (Note 30) that eliminates in consolidation.

Geographical Segments

Revenues and noncurrent assets are presented based on the location of the business. The following table presents net sales based on the geographic location of the Company’s facilities:

	Year Ended December 31,
	2009	2008	2007
	(In $ millions)

Net sales
US	1,262	1,719	1,754
International	3,820	5,104	4,690

Total	5,082	6,823	6,444
Significant international net sales sources include
Germany	1,733	2,469	2,348
China	460	393	182
Singapore	513	783	762
Belgium	459	478	295
Canada	173	276	266
Mexico	277	391	349

The following table presents property, plant and equipment, net based on the geographic location of the Company’s facilities:

	As of December 31,
	2009	2008
	(In $ millions)

Property, plant and equipment, net
US	634	733
International	2,163	1,737

Total	2,797	2,470
Significant international property, plant and equipment, net sources include
Germany	1,075	682
China	516	493
Singapore	98	111
Belgium	27	24
Canada	131	117
Mexico	103	105

27.	Transactions and Relationships with Affiliates and Related Parties

The Company is a party to various transactions with affiliated companies. Entities in which the Company has an investment accounted for under the cost or equity method of accounting, are considered affiliates; any transactions or balances with such companies are considered affiliate transactions. The following table represents the Company’s transactions with affiliates for the periods presented:

	Year Ended December 31,
	2009	2008	2007
	(In $ millions)

Purchases from affiliates(1)(2)	143	143	126
Sales to affiliates(1)	6	36	126
Interest income from affiliates	1	2	1
Interest expense to affiliates	1	9	7

(1)	Purchases and sales from/to affiliates are accounted for at prices which, in the opinion of the Company, approximate those charged to third-party customers for similar goods or services.

(2)	Primarily includes utilities and services purchased from InfraServ Hoechst.

Refer to Note 8 for additional information related to dividends received from affiliates.

The following table represents the Company’s balances with affiliates for the periods presented:

	As of December 31,
	2009	2008
	(In $ millions)

Trade and other receivables from affiliates	—	8
Current notes receivable (including interest) from affiliates	12	9
Noncurrent notes receivable (including interest) from affiliates	7	9

Total receivables from affiliates	19	26

Accounts payable and other liabilities due affiliates	15	18
Short-term borrowings from affiliates	85	103

Total due affiliates	100	121

The Company has agreements with certain affiliates, primarily InfraServ entities, whereby excess affiliate cash is lent to and managed by the Company, at variable interest rates governed by those agreements.

For the year ended 2007, the Company made payments to the Advisor of $7 million in accordance with the sponsor services agreement dated January 26, 2005, as amended. These payments were related to the sale of the oxo products and derivatives businesses and the acquisition of APL (Note 4).

28.	Earnings (Loss) Per Share

	Year Ended December 31,
	2009		2008		2007
	Basic	Diluted	Basic	Diluted	Basic	Diluted
	As Adjusted (Note 31)
	(In $ millions, except for share and per share data)

Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	494	494	371	371	326	326
Earnings (loss) from discontinued operations	4	4	(90)	(90)	90	90

Net earnings (loss)	498	498	281	281	416	416
Less: cumulative preferred stock
dividend	(10)	—	(10)	—	(10)	—

Net earnings (loss) available to common shareholders	488	498	271	281	406	416

Weighted average shares — basic	143,688,749	143,688,749	148,350,273	148,350,273	154,475,020	154,475,020
Dilutive stock options		1,167,922		2,559,268		4,344,644
Dilutive restricted stock units		172,246		504,439		362,130
Assumed conversion of preferred stock		12,086,604		12,057,893		12,046,203

Weighted average shares — diluted	143,688,749	157,115,521	148,350,273	163,471,873	154,475,020	171,227,997

Per share
Earnings (loss) from continuing operations	3.37	3.14	2.44	2.27	2.05	1.90
Earnings (loss) from discontinued operations	0.03	0.03	(0.61)	(0.55)	0.58	0.53

Net earnings (loss)	3.40	3.17	1.83	1.72	2.63	2.43

The following securities were not included in the computation of diluted net earnings per share as their effect would have been antidilutive:

	Year Ended December 31,
	2009	2008	2007

Stock options	2,433,515	2,298,159	336,133
Restricted stock units	302,635	90,625	—

Total	2,736,150	2,388,784	336,133

29.	Ticona Kelsterbach Plant Relocation

In November 2006, the Company finalized a settlement agreement with the Frankfurt, Germany, Airport (“Fraport”) to relocate the Kelsterbach, Germany Ticona business, included in the Advanced Engineered Materials segment, resolving several years of legal disputes related to the planned Fraport expansion. As a result of the settlement, the Company will transition Ticona’s operations from Kelsterbach to the Hoechst Industrial Park in the Rhine Main area in Germany by mid-2011. Under the original agreement, Fraport agreed to pay Ticona a total of €670 million over a five-year period to offset the costs associated with the transition of the business from its current location and the closure of the Kelsterbach plant. In February 2009, the Company announced the Fraport supervisory board approved the acceleration of the 2009 and 2010 payments of €200 million and €140 million, respectively, required by the settlement agreement signed in June 2007. In February 2009, the Company received a discounted amount of €322 million ($412 million) under this agreement. In addition, the Company received €59 million ($75 million) in value-added tax from Fraport which was remitted to the tax authorities in April 2009. In June 2008, the Company received €200 million ($311 million) from Fraport under this agreement. Amounts received from Fraport are accounted for as deferred proceeds and are included in noncurrent Other liabilities in the consolidated balance sheets.

Below is a summary of the financial statement impact associated with the Ticona Kelsterbach plant relocation:

					Total From
	Year Ended December 31,				Inception Through
	2009		2008		December 31, 2009
	(In $ millions)

Proceeds received from Fraport	412		311		749
Costs expensed	16		12		33
Costs capitalized	373	(1)	202	(1)	616

(1)	Includes increase in accrued capital expenditures of $22 million and $17 million for the years ended December 31, 2009 and 2008, respectively.

30.	Insurance Recoveries

In May 2007, the Company announced that it had an unplanned outage at its Clear Lake, Texas acetic acid facility. At that time, the Company originally expected the outage to last until the end of May. Upon restart of the facility, additional operating issues were identified which necessitated an extension of the outage for further, more extensive repairs. In July 2007, the Company announced that the further repairs were unsuccessful on restart of the unit. All repairs were completed in early August 2007 and normal production capacity resumed. During the years ended December 31, 2009 and 2008, the Company recorded $6 million and $38 million, respectively, of insurance recoveries from its reinsurers in partial satisfaction of claims that the Company made based on losses resulting from the outage. These insurances recoveries are included in Other (charges) gains, net in the consolidated statements of operations (Note 18).

In October 2008, the Company declared force majeure on its specialty polymers products produced at its EVA Performance Polymers facility in Edmonton, Alberta, Canada as a result of certain events and subsequent cessation of production. The Company replaced damaged long-lived assets during 2009. Any contingent liabilities associated with the outage may be mitigated by the Company’s insurance policies.

31.	Subsequent Events

Dividends

On January 5, 2010, the Company declared a cash dividend of $0.265625 per share on its Preferred Stock amounting to $3 million and a cash dividend of $0.04 per share on its Series A common stock amounting to $6 million. Both cash dividends are for the period from November 2, 2009 to January 31, 2010 and were paid on February 1, 2010 to holders of record as of January 15, 2010.

On April 5, 2010, the Company declared a cash dividend of $0.04 per share on its Common Stock amounting to $6 million. The cash dividends are for the period from February 1, 2010 to April 30, 2010 and were paid on May 1, 2010 to holders of record as of April 15, 2010.

On April 26, 2010, the Company announced that its Board of Directors approved a 25% increase in the Company’s quarterly Common Stock cash dividend. The Directors increased the quarterly dividend rate from $0.04 to $0.05 per share of Common Stock on a quarterly basis and $0.16 to $0.20 per share of Common Stock on an annual basis. The new dividend rate is applicable to dividends payable beginning in August 2010.

On July 1, 2010, the Company declared a cash dividend of $0.05 per share on its Common Stock amounting to $8 million. The cash dividends are for the period from May 1, 2010 to July 31, 2010 and were paid on August 2, 2010 to holders of record as of July 15, 2010.

Preferred Stock

On February 1, 2010, the Company delivered notice to the holders of its 4.25% Convertible Perpetual Preferred Stock (the “Preferred Stock”) that it was calling for the redemption of all 9.6 million outstanding shares of Preferred Stock. Holders of the Preferred Stock were entitled to convert each share of Preferred Stock into 1.2600 shares of the Company’s Series A Common Stock, par value $0.0001 per share (“Common Stock”), at any time prior to 5:00 p.m., New York City time, on February 19, 2010. As of such date, holders of Preferred Stock had elected to convert 9,591,276 shares of Preferred Stock into an aggregate of 12,084,942 shares of Common Stock. The 8,724 shares of Preferred Stock that remained outstanding after such conversions were redeemed by the Company on February 22, 2010 for 7,437 shares of Common Stock, in accordance with the terms of the Preferred Stock. In addition to the shares of Common Stock issued in respect of the shares of Preferred Stock converted and redeemed, the Company paid cash in lieu of fractional shares. The Company recorded expense of less than $1 million in 2010 in Additional paid-in capital related to the conversion and redemption of the Preferred Stock

Treasury Stock

During 2010, the Company repurchased a total of 1,473,492 shares of its Series A common stock at an average purchase price of $27.82 per share for a total of $41 million. The Company has the ability to repurchase an additional $81 million of Series A common stock based on the Board of Director’s authorization of $500 million.

Purchase Obligations

During the first quarter of 2010, the Company successfully completed an amended raw material purchase agreement with a supplier who had filed for bankruptcy. Under the original contract, the Company made advance payments in exchange for preferential pricing on certain volumes of material purchases over the life of the contract. The cancellation of the original contract and the terms of the subsequent amendment resulted in the Company accelerating amortization in 2010 on the unamortized prepayment balance of $22 million. The accelerated amortization was recorded in 2010 to Cost of sales as follows: $20 million was recorded in the Acetyl Intermediates segment and $2 million was recorded in the Advanced Engineered Materials segment.

Ventures

The Company indirectly owns a 25% interest in its National Methanol Company (“Ibn Sina”) affiliate through CTE Petrochemicals Company (“CTE”), a joint venture with Texas Eastern Arabian Corporation Ltd. (which also indirectly owns 25%). The remaining interest in Ibn Sina is held by Saudi Basic Industries Corporation (“SABIC”). SABIC and CTE entered into the Ibn Sina joint venture agreement in 1981. In April 2010, the Company announced that Ibn Sina will construct a 50,000 ton polyacetal (“POM”) production facility in Saudi Arabia and that the term of the joint venture agreement was extended until 2032. Upon successful startup of the POM facility, the Company’s indirect economic interest in Ibn Sina will increase from 25% to 32.5%. SABIC’s economic interest will remain unchanged.

In connection with this transaction, the Company reassessed the factors surrounding the accounting method for this investment and changed the accounting from the cost method of accounting for investments to the equity method of accounting for investments beginning April 1, 2010. Financial information relating to this investment for prior periods has been retrospectively adjusted to apply the equity method of accounting. Effective April 1, 2010, the Company moved its investment in the Ibn Sina affiliate from its Acetyl Intermediates segment to its Advanced Engineered Materials segment to reflect the change in the affiliate’s business dynamics and growth opportunities as a result of the future construction of the POM facility. Business segment information for prior periods included in Note 26 has been retrospectively adjusted to reflect the change.

The retrospective effect of applying the equity method of accounting to this investment to the consolidated statements of operations is as follows:

	Year Ended December 31,
	2009			2008			2007
	As	As Adjusted for	Effect	As	As Adjusted for	Effect	As	As Adjusted for	Effect
	Originally	Retrospective	of	Originally	Retrospective	of	Originally	Retrospective	of
	Reported	Application	Change	Reported	Application	Change	Reported	Application	Change
	(In $ millions, except per share data)

Equity in net earnings (loss) of affiliates	48	99	51	54	172	118	82	150	68

Dividend income — cost investments	98	57	(41)	167	48	(119)	116	38	(78)

Earnings (loss) from continuing operations before tax	241	251	10	434	433	(1)	447	437	(10)

Earnings (loss) from continuing operations	484	494	10	371	370	(1)	337	327	(10)

Net earnings (loss)	488	498	10	281	280	(1)	427	417	(10)

Net earnings (loss) attributable to Celanese Corporation	488	498	10	282	281	(1)	426	416	(10)

Net earnings (loss) available to common shareholders	478	488	10	272	271	(1)	416	406	(10)

Earnings (loss) per common share — basic

Continuing operations	3.30	3.37	0.07	2.44	2.44	-	2.11	2.05	(0.06)

Discontinued operations	0.03	0.03	-	(0.61)	(0.61)	-	0.58	0.58	-

Net earnings (loss) — basic	3.33	3.40	0.07	1.83	1.83	-	2.69	2.63	(0.06)

Earnings (loss) per common share — diluted

Continuing operations	3.08	3.14	0.06	2.28	2.27	(0.01)	1.96	1.90	(0.06)

Discontinued operations	0.03	0.03	-	(0.55)	(0.55)	-	0.53	0.53	-

Net earnings (loss) — diluted	3.11	3.17	0.06	1.73	1.72	(0.01)	2.49	2.43	(0.06)

The retrospective effect of applying the equity method of accounting to this investment to the consolidated balance sheet is as follows:

	As of December 31,
	2009			2008
	As	As Adjusted for	Effect	As	As Adjusted for	Effect
	Originally	Retrospective	of	Originally	Retrospective	of
	Reported	Application	Change	Reported	Application	Change
	(In $ millions)

Investments in affiliates	790	792	2	789	781	(8)
Total assets	8,410	8,412	2	7,166	7,158	(8)
Retained earnings	1,502	1,505	3	1,047	1,040	(7)
Accumulated other comprehensive income (loss), net	(659)	(660)	(1)	(579)	(580)	(1)
Total Celanese Corporation shareholders’ equity	584	586	2	182	174	(8)
Total shareholders’ equity	584	586	2	184	176	(8)
Total liabilities and shareholders’ equity	8,410	8,412	2	7,166	7,158	(8)

The retrospective effect of applying the equity method of accounting to this investment to the consolidated statement of cash flows is as follows:

	Year Ended December 31,
	2009			2008			2007
	As	As Adjusted for	Effect	As	As Adjusted for	Effect	As	As Adjusted for	Effect
	Originally	Retrospective	of	Originally	Retrospective	of	Originally	Retrospective	of
	Reported	Application	Change	Reported	Application	Change	Reported	Application	Change
	(In $ millions)

Net earnings (loss)	488	498	10	281	280	(1)	427	417	(10)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities
Other, net	22	12	(10)	36	37	1	(2)	8	10

The retrospective effect of applying the equity method of accounting to this investment to the business segment financial information (Note 26) is as follows:

	Year Ended December 31,
	2009						2007
		As Adjusted		2008				As Adjusted
	As	for	Effect	As	As Adjusted for	Effect	As	for	Effect
	Originally	Retrospective	of	Originally	Retrospective	of	Originally	Retrospective	of
	Reported	Application	Change	Reported	Application	Change	Reported	Application	Change
	(In $ millions)

Advanced Engineered Materials Earnings (loss) from continuing operations before tax	62	114	52	69	190	121	189	260	71
Acetyl Intermediates Earnings (loss) from continuing operations before tax	144	102	(42)	434	312	(122)	694	613	(81)

Plant Closures

In April 2010, the Company announced it was considering a plan to consolidate its global acetate manufacturing capabilities by proposing the closure of its acetate flake and tow manufacturing operations in Spondon, Derby, United Kingdom. The consolidation is designed to strengthen the Company’s competitive position, reduce fixed costs and align future production capacities with anticipated industry demand trends. The consolidation is also driven by a global shift in product consumption. The Company would expect to serve its acetate customers under this proposal by optimizing its global production network, which includes facilities in Lanaken, Belgium; Narrows, Virginia; and Ocotlan, Mexico, as well as the Company’s acetate affiliate facilities in China.

During the first quarter of 2010, the Company concluded that certain long-lived assets of the Spondon, Derby, United Kingdom facility were partially impaired. Accordingly, in 2010 the Company recorded long-lived asset impairment losses of $72 million to Other (charges) gains, net. The Spondon, Derby, United Kingdom facility is included in the Consumer Specialties segment.

On August 24, 2010 the Company announced it had concluded it will consolidate its global acetate manufacturing capabilities by closing its acetate flake and tow manufacturing operations in Spondon, Derby, United Kingdom. The Company has been consulting with employees and their representatives since the announced proposed cessation of operations at the Spondon plant made on April 27, 2010. These consultations did not result in a demonstrated basis for viable continuing operations for acetate flake and tow operations at the site and therefore, the Company intends to cease operations in the latter part of 2011.

Acquisitions

On May 5, 2010, the Company acquired two product lines, Zenite® liquid crystal polymer (“LCP”) and Thermx® polycyclohexylene-dimethylene terephthalate (“PCT”), from DuPont Performance Polymers. The acquisition will continue to build upon the Company’s position as a global supplier of high performance materials and technology-driven applications. These two product lines broaden the Company’s Ticona Engineering Polymers offerings within its Advanced Engineered Materials segment, enabling the Company to respond to a globalizing customer base, especially in the high growth electrical and electronics application markets. Pro forma financial information since the acquisition date has not been provided as the acquisition did not have a material impact on the Company’s financial information. During 2010, the Company incurred $1 million in direct transaction costs as a result of this acquisition.

The Company allocated the purchase price of the acquisition to identifiable intangible assets acquired based on their estimated fair values. The excess of purchase price over the aggregate fair values was recorded as goodwill. Intangible assets were valued using the relief from royalty and discounted cash flow methodologies which are considered a Level 3 measurement under FASB ASC Topic 820. The relief from royalty method estimates the Company’s theoretical royalty savings from ownership of the intangible asset. Key assumptions used in this model include discount rates, royalty rates, growth rates, sales projections and terminal value rates. Discount rates, royalty rates, growth rates and sales projections are the assumptions most sensitive and susceptible to change as they require significant management judgment. The key assumptions used in the discounted cash flow valuation model include discount rates, growth rates, cash flow projections and terminal value rates. Discount rates, growth rates and cash flow projections are the most sensitive and susceptible to change as they require significant management judgment. The Company, with the assistance of third-party valuation consultants, calculated the fair value of the intangible assets acquired to allocate the purchase price at the respective acquisition date.

The consideration paid for the product lines and the amounts of the intangible assets acquired recognized at the acquisition date are as follows:

	Weighted
	Average Life
	(In years)	(In $ millions)

Cash consideration		46

Intangible assets acquired
Trademarks and trade names	indefinite	9
Developed technology	10	7
Covenant not to compete and other	3	11
Customer-related intangible assets	10	6
Goodwill		13

Total		46

In connection with the acquisition, the Company has committed to purchase certain inventory at a future date valued at a range between $12 million and $17 million.

Commitments and Contingencies

During 2010, the following litigation matters (Note 24) were updated to reflect new facts: Polyester Staple Antitrust Litigation; Award Proceedings in relation to Domination Agreement and Squeeze-Out; and Purchase Obligations.

Interest Rate Risk Management

On August 27, 2010 the Company executed an interest rate swap with a notional amount of $1.1 billion. As a result of the swap, the Company has fixed the LIBOR portion of $1.1 billion of the Company’s floating rate debt at 1.7125% effective January 2, 2012 through January 2, 2014.

Debt Refinancing

On September 7, 2010, the Company announced it is in the process of issuing $400 million of senior unsecured notes due in 2018 (the “Notes”) through its wholly-owned subsidiary Celanese US. The Notes will be senior unsecured obligations of Celanese US and the Company. The proceeds from this offering will be used for general corporate purposes, including the repayment of existing senior secured credit facility indebtedness. In connection with this offering, the Company is seeking to amend its existing senior credit facility, which consists of $2,280 million of US dollar denominated and €400 million of Euro-denominated term loans due in 2014, a $600 million revolving credit facility terminating in 2013 and a $228 million credit-linked revolving facility terminating in 2014. The proposed amendment would, among other things, amend certain terms and conditions of the credit facilities and extend the maturity of portions of the facilities. The proposed transaction would extend (i) the maturity of a portion of the existing term loan to October 2016 and (ii) the maturity of a portion of the existing revolving credit facility to October 2015. The Company also intends to repay approximately $200 million of its term loans using cash on hand. The extended facilities will be subject to modified interest rates.